UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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HILTON WORLDWIDE HOLDINGS INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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2016 PROXY STATEMENT

for Annual Meeting of Stockholders

March 24, 2016

Dear Stockholders:

Please join us for Hilton Worldwide Holdings Inc.’s Annual Meeting of Stockholders on Thursday, May 5, 2016, at 9:30 a.m., Eastern time, at the Hilton McLean Tysons Corner, 7920 Jones Branch Drive, McLean, Virginia 22102.

In accordance with the Securities and Exchange Commission rules allowing companies to furnish proxy materials to their stockholders over the Internet, we have sent stockholders of record at the close of business on March 10, 2016 a Notice of Internet Availability of Proxy Materials on or about March 24, 2016. The notice contains instructions on how to access our Proxy Statement and Annual Report and vote online. If you would like to receive a printed copy of our proxy materials from us instead of downloading a printable version from the Internet, please follow the instructions for requesting such materials included in the notice, as well as in the attached Proxy Statement.

Attached to this letter are a Notice of Annual Meeting of Stockholders and Proxy Statement, which describe the business to be conducted at the meeting. We also will report on matters of current interest to our stockholders.

Your vote is important to us. Whether you own a few shares or many, and whether or not you plan to attend the Annual Meeting in person, it is important that your shares be represented and voted at the meeting. You may vote your shares on the Internet, by telephone or by completing, signing and promptly returning a proxy card or you may vote in person at the Annual Meeting. Voting online, by telephone or by returning your proxy card does not deprive you of your right to attend the Annual Meeting. If you do attend the Annual Meeting and wish to vote your shares personally, you may revoke your proxy at or prior to the Annual Meeting.

Thank you for your continued support of Hilton Worldwide Holdings Inc.

Sincerely,

Jonathan D. Gray	Christopher J. Nassetta
Chairman of the Board of Directors	President and Chief Executive Officer

Hilton Worldwide	PROXY STATEMENT

HILTON WORLDWIDE HOLDINGS INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TIME	9:30 a.m., Eastern time, on May 5, 2016

PLACE	The Hilton McLean Tysons Corner, 7920 Jones Branch Drive, McLean, Virginia 22102

ITEMS OF BUSINESS	1.	To elect the director nominees listed in the Proxy Statement.
	2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2016.
	3.	To approve, in a non-binding advisory vote, the compensation paid to the named executive officers.
	4.	To consider such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

RECORD DATE	You may vote at the Annual Meeting if you were a stockholder of record at the close of business on March 10, 2016.

VOTING BY PROXY	To ensure your shares are voted, you may vote your shares over the Internet, by telephone or by requesting a proxy card to complete, sign and return by mail. Internet and telephone voting procedures are described on the following page, in the Questions and Answers section beginning on page 43 of the Proxy Statement and on the proxy card.

By Order of the Board of Directors,

Kristin A. Campbell
Executive Vice President and General Counsel

This Notice of Annual Meeting and Proxy Statement are first being distributed or made available, as the case may be, on or about March 24, 2016.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 5, 2016: This Proxy Statement, our Annual Report on Form 10-K for the fiscal year ended December 31, 2015 and our Annual Report are available free of charge on the Investors section of our website (www.hiltonworldwide.com). In addition, you may access the Proxy Statement and Annual Report free of charge at www.proxyvote.com, a site that does not have “cookies” that identify visitors to the site.

Hilton Worldwide	PROXY STATEMENT

VOTING INFORMATION

If at the close of business on March 10, 2016, you were a stockholder of record or held shares through a broker, bank or other nominee, you may vote your shares by proxy through the Internet, by telephone or by mail, or you may vote in person at the 2016 Annual Meeting of Stockholders (the “Annual Meeting”). For shares held through a broker, bank or other nominee, you may vote by submitting voting instructions to your broker, bank or other nominee. Please refer to information from your broker, bank or other nominee on how to submit voting instructions. To reduce our administrative costs and help the environment by conserving natural resources, we ask that you vote through the Internet or by telephone, both of which are available 24 hours a day. You may revoke your proxies at the times and in the manners described on page 45 of the Proxy Statement.

If you are a stockholder of record or hold shares through a broker, bank or other nominee and are voting by proxy, your vote must be received by 11:59 p.m., Eastern time, on May 4, 2016 to be counted.

To vote by proxy:

BY INTERNET

•	Go to the website www.proxyvote.com and follow the instructions, 24 hours a day, seven days a week.

•	You will need the 12-digit number included on your Notice of Internet Availability of Proxy Materials or proxy card to vote online.

BY TELEPHONE

•	From a touch-tone telephone, dial 1-800-690-6903 and follow the recorded instructions, 24 hours a day, seven days a week.

•	You will need the 12-digit number included on your Notice of Internet Availability of Proxy Materials or proxy card in order to vote by telephone.

BY MAIL

•	Request a proxy card from us by following the instructions on your Notice of Internet Availability of Proxy Materials.

•	When you receive the proxy card, mark your selections on the proxy card.

•	Date and sign your name exactly as it appears on your proxy card.

•	Mail the proxy card in the enclosed postage-paid envelope provided to you.

YOUR VOTE IS IMPORTANT TO US. THANK YOU FOR VOTING.

PROXY STATEMENT	Hilton Worldwide

Hilton Worldwide	PROXY STATEMENT

HILTON WORLDWIDE HOLDINGS INC.

7930 Jones Branch Drive

Suite 1100

McLean, Virginia 22102

Telephone: (703) 883-1000

PROXY STATEMENT

Annual Meeting of Stockholders

May 5, 2016

VOTING ROADMAP	Our Board’s Recommendation

Proposal No. 1: Election of All Director Nominees	FOR

Our Board of Directors unanimously believes that all of the director nominees listed in this Proxy Statement have the requisite qualifications to provide effective oversight of the Company’s business and management.

Proposal No. 2: Ratification of the Appointment of Ernst & Young LLP as independent registered public accounting firm	FOR

The Audit Committee and the Board of Directors believe that the retention of Ernst & Young as the Company’s independent registered public accounting firm for 2016 is in the best interest of the Company and its stockholders.

Proposal No. 3: Advisory Vote on Executive Compensation	FOR

The Company is seeking a non-binding, advisory vote to approve the 2015 compensation paid to its named executive officers, which is described in the section of this Proxy Statement entitled “Executive Compensation.”

Proposal No. 1 — Election of Directors

Our Board of Directors (the “Board” or “Board of Directors”) has considered and nominated the following nominees for a one-year term expiring at the 2017 Annual Meeting of Stockholders or until his or her successor is duly elected and qualified: Christopher J. Nassetta; Jonathan D. Gray; Jon M. Huntsman, Jr.; Judith A. McHale; John G. Schreiber; Elizabeth A. Smith; Douglas M. Steenland; and William J. Stein. Action will be taken at the Annual Meeting for the election of these nominees.

Unless otherwise instructed, the persons named in the form of proxy card (the “proxyholders”) attached to this Proxy Statement, as filed with the Securities and Exchange Commission (“SEC”), intend to vote the proxies held by them for the election of the director nominees. If any of these nominees ceases to be a candidate for election by the time of the Annual Meeting (a contingency that the Board does not expect to occur), such proxies may be voted by the proxyholders in accordance with the recommendation of the Board. Except where the context requires otherwise, references to the “Company,” “Hilton Worldwide,” “we,” “us” and “our” refer to Hilton Worldwide Holdings Inc.

Hilton Worldwide	PROXY STATEMENT	1

NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS IN 2016

The following information describes the offices held, other business directorships and the term of each director nominee as of February 28, 2016. Beneficial ownership of equity securities of the director nominees is shown under “Ownership of Securities” below.

Christopher J. Nassetta

Christopher J. Nassetta, 53, joined Hilton Worldwide as President and Chief Executive Officer in December 2007 and has served as a director of Hilton Worldwide since that time. Previously, he was President and Chief Executive Officer of Host Hotels and Resorts, Inc., a position he held from May 2000 until October 2007. He joined Host in 1995 as Executive Vice President and was elected Chief Operating Officer in 1997. Before joining Host, Mr. Nassetta co-founded Bailey Capital Corporation, a real estate investment and advisory firm, in 1991. Prior to this, he spent seven years at The Oliver Carr Company, a commercial real estate company, where he ultimately served as Chief Development Officer. Mr. Nassetta is an Advisory Board member for the McIntire School of Commerce at the University of Virginia and is Vice Chairman of the Corporate Fund for The John F. Kennedy Center for the Performing Arts. He is on the boards of the International Youth Foundation and the Wolf Trap Foundation for the Performing Arts. He is also a member of the board of directors, nominating and corporate governance committee and compensation committee of CoStar Group, Inc. He is also a member and a past Chairman of The Real Estate Roundtable, a Vice Chairman and Executive Committee member of the World Travel & Tourism Council, a member of the Economic Club of Washington, a member of Federal City Council, a member of the Steering Committee of Partners for a New Beginning, and has served in various positions at the Arlington Free Clinic. Mr. Nassetta graduated from the McIntire School of Commerce at the University of Virginia with a degree in Finance.

Qualifications, Attributes, Skills and Experience: experience as an executive in the hospitality industry, extensive financial background and experience with real estate investments; his role as our President and Chief Executive Officer brings management perspective to board deliberations and provides valuable information about the status of our day-to-day operations.

Jonathan D. Gray

Jonathan D. Gray, 46, is Chairman of our Board and has served as a director of Hilton Worldwide since 2007. Mr. Gray has served as global head of real estate for The Blackstone Group L.P. (“Blackstone”) since January 2012 and a member of the board of directors of Blackstone since February 2012. He also sits on Blackstone’s management committee. Prior to being named global head of real estate at Blackstone, Mr. Gray served as a senior managing director and co-head of real estate from January 2005 to December 2011. Since joining Blackstone in 1992, Mr. Gray has helped build the largest private equity real estate platform in the world with over $93 billion in investor capital under management as of December 31, 2015. Mr. Gray received a B.S. in Economics from the Wharton School, as well as a B.A. in English from the College of Arts and Sciences at the University of Pennsylvania, where he graduated magna cum laude and was elected to Phi Beta Kappa. He currently serves as a board member of Brixmor Property Group Inc., Nevada Property 1 LLC (The Cosmopolitan of Las Vegas), where he serves on the audit committee, and Trinity School and is Chairman of the Board of Harlem Village Academies. He previously served as a board member of La Quinta Holdings Inc. Mr. Gray and his wife, Mindy, have established the Basser Research Center at the University of Pennsylvania School of Medicine, which focuses on the prevention and treatment of certain genetically caused breast and ovarian cancers.

Qualifications, Attributes, Skills and Experience: affiliation with Blackstone, significant experience in working with companies controlled by private equity sponsors, particularly in the real estate and hospitality industry, experience in working with the management of various other companies owned by Blackstone’s funds, experience with real estate investing and extensive financial background.

Jon M. Huntsman, Jr.

Mr. Huntsman, 55, has served as a director of Hilton Worldwide since 2015. Mr. Huntsman has served as Chairman of the Atlantic Council, a non-partisan think tank promoting constructive leadership and engagement in international affairs, since January 2014. Mr. Huntsman was a candidate for the Republican nomination for President of the United States in the 2012 presidential election. From 2009 to 2011, he served as U.S. Ambassador to China and he served as Governor of the State of Utah from 2005 to 2009. Mr. Huntsman’s public service also includes appointments as U.S. Ambassador to Singapore, Deputy U.S. Trade Representative and Deputy Assistant Secretary of Commerce for East Asia & Pacific Affairs. He also serves as a director of Ford Motor Company, Caterpillar, Inc. and Chevron Corporation and previously served as a director of Huntsman Corporation.

Qualifications, Attributes, Skills and Experience: extensive international experience, including as U.S. ambassador to China, U.S. ambassador to Singapore and Deputy U.S. Trade Representative, public policy and government relations experience, including as the governor of the State of Utah, and executive and board experience as former Vice Chairman of Huntsman Corporation and a director of several public companies.

Judith A. McHale

Judith A. McHale, 69, has served as a director of Hilton Worldwide since 2013. Ms. McHale has served as President and Chief Executive Officer of Cane Investments, LLC since August 2011. From May 2009 to July 2011, Ms. McHale served as Under Secretary of State for Public Diplomacy and Public Affairs for the U.S. Department of State. From 2006 to March 2009, Ms. McHale served as a Managing Partner in the formation of GEF/ Africa Growth Fund. Prior to that, Ms. McHale served as the President and Chief Executive Officer of Discovery Communications. Ms. McHale currently serves on the board of directors of Ralph Lauren Corporation and SeaWorld Entertainment, Inc. Ms. McHale graduated from the University of Nottingham in England and Fordham University School of Law.

Qualifications, Attributes, Skills and Experience: extensive business and management expertise, including experience as a chief executive officer and director of several public companies, as well as prior service as a high-ranking official in the U.S. Department of State.

2	PROXY STATEMENT	Hilton Worldwide

John G. Schreiber

John G. Schreiber, 69, has served as a director of Hilton Worldwide since 2007. Mr. Schreiber is the President of Centaur Capital Partners, his family investment office, and a retired Partner and Co-Founder of Blackstone Real Estate Advisors (BREA). As Co-Chairman of the BREA Investment Committee, Mr. Schreiber oversaw all Blackstone real estate investments from 1992 to 2015. During that time, Blackstone invested over $70 billion of equity in a wide variety of real estate transactions. Previously, Mr. Schreiber served as Chairman and CEO of JMB Urban Development Co. and Executive Vice President of JMB Realty Corp. During his twenty-year career at JMB, Mr. Schreiber was responsible for over $10 billion of firm and client real estate investments and had overall responsibility for the firm’s shopping center development activities. Mr. Schreiber is a past board member of Urban Shopping Centers, Inc., Host Hotels & Resorts, Inc., The Rouse Company, AMLI Residential Properties Trust, General Growth Properties, Inc., Blackstone Mortgage Trust Inc. and Hudson Pacific Properties, Inc. He currently serves on the board of JMB Realty Corp., Brixmor Property Group Inc. and is a director/trustee of a number of mutual funds managed by T. Rowe Price Associates and a Trustee of Loyola University of Chicago. Mr. Schreiber graduated from Loyola University of Chicago and received an M.B.A. from Harvard Business School.

Qualifications, Attributes, Skills and Experience: past affiliation with Blackstone, significant experience in working with companies controlled by private equity sponsors, particularly in the real estate industry, experience in working with the management of various other companies owned by Blackstone’s funds, experience with real estate investing and extensive financial background.

Elizabeth A. Smith

Elizabeth A. Smith, 52, has served as a director of Hilton Worldwide since 2013. Ms. Smith has served as Chairman of the Board of Directors of Bloomin’ Brands, Inc. since January 2012 and has served as its Chief Executive Officer and a Director since November 2009. From September 2007 to October 2009, Ms. Smith was President of Avon Products, Inc., a global beauty products company, and was responsible for its worldwide product-to-market processes, infrastructure and systems, including Global Brand Marketing, Global Sales, Global Supply Chain and Global Information Technology. In January 2005, Ms. Smith joined Avon Products, Inc. as President, Global Brand, and was given the additional role of leading Avon North America in August 2005. From September 1990 to November 2004, Ms. Smith worked in various capacities at Kraft Foods Inc. and from November 2004 to December 2008, served as a director of Carter’s, Inc. Ms. Smith served as a member of the board of directors and audit committee member of Staples, Inc. from September 2008 to June 2014. Ms. Smith holds a bachelor’s degree, Phi Beta Kappa, from the University of Virginia and an M.B.A. from the Stanford Graduate School of Business.

Qualifications, Attributes, Skills and Experience: experience in strategy, brands, marketing and sales, as well as corporate finance and financial reporting developed in her executive level roles where her responsibilities have included direct financial oversight of multinational companies with multiple business units.

Douglas M. Steenland

Douglas M. Steenland, 64, has served as a director of Hilton Worldwide since 2009. Mr. Steenland worked for Northwest Airlines Corporation from September 1991 to October 2008, serving as Chief Executive Officer from April 2004 to October 2008 and as President from February 2001 to April 2004. During his tenure at Northwest Airlines, he also served as Executive Vice President, Chief Corporate Officer and Senior Vice President and General Counsel. Mr. Steenland retired from Northwest Airlines upon its merger with Delta Air Lines, Inc. Prior to his time at Northwest Airlines, Mr. Steenland was a senior partner at a Washington, D.C. law firm that is now part of DLA Piper. Mr. Steenland is currently chairman of the board of directors of American International Group, Inc.; chairman of the board of directors of Travelport Worldwide Limited, where he also serves on the nominating and corporate governance committee; and chairman of the board of Performance Food Group Company, where he also serves on the audit committee. In the past five years, Mr. Steenland has also served as a director of Delta Air Lines, Inc. and Digital River, Inc. Mr. Steenland received a B.A. from Calvin College and is a graduate from The George Washington University Law School.

Qualifications, Attributes, Skills and Experience: experience in managing large, complex, international institutions generally and experience as a member of global public company boards and an executive in the travel and hospitality industries in particular.

William J. Stein

William J. Stein, 53, has served as a director of Hilton Worldwide since 2007. Mr. Stein has been a senior managing director of Blackstone since January 2006 and serves as global head of asset management in Blackstone’s real estate group. Since joining Blackstone in 1997, Mr. Stein has been involved in the direct asset management and asset management oversight of Blackstone’s global real estate assets. Mr. Stein also serves as a director of Brixmor Property Group Inc., Nevada Property 1 LLC (The Cosmpolitan of Las Vegas), where he serves on the audit committee, and Extended Stay America, Inc., where he serves on the nominating and corporate governance committee. He previously served as a board member of La Quinta Holdings Inc. Before joining Blackstone, Mr. Stein was a Vice President at Heitman Real Estate Advisors and JMB Realty Corp. Mr. Stein received a B.B.A. from the University of Michigan and an M.B.A. from the University of Chicago.

Qualifications, Attributes, Skills and Experience: tenure with Blackstone involving the direct asset management and asset management oversight of Blackstone’s global real estate assets, extensive financial background and experience as an asset manager focusing on real estate and hospitality investments.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH OF THE DIRECTOR NOMINEES NAMED ABOVE.

Hilton Worldwide	PROXY STATEMENT	3

THE BOARD OF DIRECTORS AND

CERTAIN GOVERNANCE MATTERS

Our Board manages or directs our business and affairs, as provided by Delaware law, and conducts its business through meetings of the Board and three standing committees: the Audit Committee; the Compensation Committee; and the Nominating and Corporate Governance Committee. Prior to our initial public offering in December 2013 (the “IPO”), Blackstone and other pre-IPO investors owned 100% of our Company. Through May 14, 2015, we were a “controlled company” within the meaning of the New York Stock Exchange (“NYSE”) corporate governance standards and used exemptions from certain corporate governance standards, including the requirement that a majority of our board of directors consist of independent directors and the requirement that we have a compensation committee and a nominating committee that is each composed entirely of independent directors. However, since the IPO we have had a fully independent Audit Committee and independent director representation on each of our Compensation Committee and our Nominating and Corporate Governance Committee. Our Board now has a majority of independent directors, our Compensation Committee is now fully independent and, immediately following the Annual Meeting, our Nominating and Corporate Governance Committee will be fully independent.

We have structured our corporate governance in a manner we believe closely aligns our interests with those of our stockholders. Notable features of our corporate governance include:

•	each of our directors is subject to re-election annually;

•	under our by-laws and our Corporate Governance Guidelines, directors (other than directors designated pursuant to our stockholders agreement) who fail to receive a majority of the votes cast in uncontested elections are required to submit their resignation to our Board of Directors;

•	our independent directors meet regularly in executive sessions;

•	we do not have a stockholder rights plan, and if our Board were ever to adopt a stockholder rights plan in the future without prior stockholder approval, our Board would either submit the plan to stockholders for ratification or cause the rights plan to expire within one year; and

•	we have implemented a range of other corporate governance best practices, including placing limits on the number of directorships held by our directors to prevent “overboarding” and implementing a robust director education program.

The stockholders’ agreement described below under “Transactions with Related Persons” provides that Blackstone has the right to nominate to our Board a number of designees approximately equal to the percentage of voting power of all shares of our capital stock entitled to vote generally in the election of directors as collectively beneficially owned by Blackstone. Currently, Blackstone has appointed two directors (Messrs. Gray and Stein) to our Board of Directors. The provisions of the stockholders’ agreement regarding the nomination of directors will remain in effect until Blackstone is no longer entitled to nominate a director to our Board, unless Blackstone requests that they terminate at an earlier date. See “Transactions with Related Persons — Stockholders’ Agreement.”

DIRECTOR INDEPENDENCE AND INDEPENDENCE DETERMINATIONS

Under our Corporate Governance Guidelines and NYSE rules, a director is not independent unless the Board affirmatively determines that he or she does not have a direct or indirect material relationship with us or any of our subsidiaries. In addition, the director must meet the bright-line test for independence set forth by the NYSE rules.

Our Corporate Governance Guidelines define independence in accordance with the independence definition in the current NYSE corporate governance rules for listed companies. Our Corporate Governance Guidelines require the Board to review the independence of all directors at least annually.

In the event a director has a relationship with the Company that is relevant to his or her independence and is not addressed by the objective tests set forth in the NYSE independence definition, the Board will determine, considering all relevant facts and circumstances, whether such relationship is material.

Our Board has affirmatively determined that each of Mr. Huntsman, Ms. McHale, Mr. Schreiber, Ms. Smith and Mr. Steenland is independent under the guidelines for director independence set forth in the Corporate Governance Guidelines and under all applicable NYSE guidelines, including with respect to committee membership. Our Board also has determined that each of Ms. McHale, Ms. Smith and Mr. Steenland is “independent” for purposes of Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

In making its independence determinations, the Board considered and reviewed all information known to it (including information identified through annual directors’ questionnaires).

4	PROXY STATEMENT	Hilton Worldwide

BOARD STRUCTURE

Our Board of Directors is led by Mr. Gray, our Non-Executive Chairman. The Chief Executive Officer position is separate from the Chairman position. Our Board does not currently have a policy as to whether the role of Chairperson of the Board and Chief Executive Officer should be separate. Our Board believes that the Company and stockholders are best served by maintaining flexibility to determine whether the Chairperson and CEO positions should be separate or combined at a given point in time in order to provide appropriate leadership for us at that time. We believe that the separation of the Chairman and Chief Executive Officer positions is appropriate corporate governance for us at this time. Accordingly, Mr. Gray serves as Chairman, while Mr. Nassetta serves as our Chief Executive Officer and President. Our Board believes that this structure best encourages the free and open dialogue of competing views and provides for strong checks and balances. Additionally, Mr. Gray’s attention to Board and committee matters allows Mr. Nassetta to focus more specifically on overseeing the Company’s day-to-day operations, as well as strategic opportunities and planning.

BOARD COMMITTEES AND MEETINGS

The following table summarizes the current membership of each of the Board’s committees.

Name	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Christopher J. Nassetta
Jonathan D. Gray
Jon M. Huntsman, Jr.		X
Judith A. McHale	X	X
John G. Schreiber		Chair
Elizabeth A. Smith	X		X
Douglas M. Steenland	Chair		X
William J. Stein			Chair

Upon the conclusion of the Annual Meeting and in advance of the NYSE deadline, Mr. Huntsman will replace Mr. Stein on the Nominating and Corporate Governance Committee, which will make it fully independent, and will serve as chair.

We expect all directors to attend all meetings of the Board, meetings of the committees of which they are members and the annual meeting of stockholders. During the year ended December 31, 2015, the Board held eight meetings, the Audit Committee held eight meetings, the Compensation Committee held five meetings and the Nominating and Corporate Governance Committee held four meetings. In 2015, all of our director nominees attended at least 75% of the meetings of the Board and committees during which he or she served as a member of the Board or such committee. We expect all directors to attend any meeting of stockholders. All of our directors attended the 2015 Annual Meeting of Stockholders.

Hilton Worldwide	PROXY STATEMENT	5

COMMITTEE MEMBERSHIP

AUDIT COMMITTEE

All members of the Audit Committee have been determined to be “independent,” consistent with our Audit Committee Charter, Corporate Governance Guidelines and the NYSE listing standards applicable to boards of directors in general and audit committees in particular. Our Board also has determined that each of the members of the Audit Committee is “financially literate” within the meaning of the listing standards of the NYSE. In addition, our Board has determined that Mr. Steenland qualifies as an audit committee financial expert as defined by applicable SEC regulations.

The duties and responsibilities of the Audit Committee are set forth in its charter, which may be found at www.hiltonworldwide.com under Investors: Corporate Governance: Governance Documents: Audit Committee Charter, and include among others:

•	the adequacy and integrity of our financial reporting and disclosure practices;

•	the integrity of our financial statements;

•	the soundness of our system of internal controls regarding finance and accounting compliance;

•	the annual independent audit of our consolidated financial statements;

•	the independent registered public accounting firm’s qualifications and independence;

•	the engagement of the independent registered public accounting firm;

•	the performance of our internal audit function and independent registered public accounting firm;

•	our compliance with legal and regulatory requirements in connection with the foregoing;

•	oversight of our exposure to risk, including, but not limited to, data privacy and security, business continuity and operational risks;

•	review of related party transactions; and

•	compliance with our Code of Conduct.

With respect to our reporting and disclosure matters, the responsibilities and duties of the Audit Committee include reviewing and discussing with management and the independent registered public accounting firm our annual audited financial statements and quarterly financial statements prior to inclusion in our Annual Report on Form 10-K or other public filings in accordance with applicable rules and regulations of the SEC.

On behalf of the Board, the Audit Committee plays a key role in the oversight of our risk management policies and procedures. See “Oversight of Risk Management” below.

COMPENSATION COMMITTEE

All members have been determined to be “independent” as defined by our Corporate Governance Guidelines and the NYSE listing standards applicable to boards of directors generally, and compensation committees in particular.

The duties and responsibilities of the Compensation Committee are set forth in its charter, which may be found at www.hiltonworldwide.com under Investors: Corporate Governance: Governance Documents: Compensation Committee Charter, and include among others:

•	the establishment, maintenance and administration of compensation and benefit policies designed to attract, motivate and retain personnel with the requisite skills and abilities to contribute to the long term success of the Company;

•	oversight of the goals, objectives and compensation of our President and Chief Executive Officer, including evaluating the performance of the President and Chief Executive Officer in light of those goals;

•	oversight of the goals, objectives and compensation of our other executives and directors;

•	our compliance with the compensation rules, regulations and guidelines promulgated by the NYSE, the SEC and other law, as applicable; and

•	the issuance of a report on executive compensation for inclusion in our annual proxy statement and annual report.

With respect to our reporting and disclosure matters, the responsibilities and duties of the Compensation Committee include overseeing the preparation of the Compensation Discussion and Analysis for inclusion in our annual proxy statement and Annual Report on Form 10-K in accordance with applicable rules and regulations of the SEC. The charter of the Compensation Committee permits the committee to delegate any or all of its authority to one or more subcommittees and to delegate to one or more of our officers the authority to make awards to employees other than any Section 16 officer under our incentive compensation or other equity-based plan, subject to compliance with the plan and the laws of our state of jurisdiction.

The Compensation Committee has the authority under its charter to retain outside consultants or advisors, as it deems necessary or advisable. In accordance with this authority, the Compensation Committee has engaged the services of Exequity LLP (“Exequity”) as its independent outside compensation consultant since 2012.

All executive compensation services provided by Exequity were conducted under the direction or authority of the Compensation Committee, and all work performed by Exequity was pre-approved by the Compensation Committee. Neither Exequity nor any of its affiliates maintains any other direct or indirect business relationships with us or any of our subsidiaries. The Compensation Committee evaluated whether any work provided by Exequity raised any conflict of interest for services performed during 2015 and determined that it did not.

6	PROXY STATEMENT	Hilton Worldwide

As requested by the Compensation Committee, in 2015, Exequity’s services to the Compensation Committee included, among other things, providing perspective on current trends and developments in executive and director compensation as well as analysis of benchmarking data and confirmation of our peer group composition.

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

Each of Ms. Smith and Mr. Steenland is a member of the Nominating and Corporate Governance Committee who has been determined to be “independent” as defined by our Corporate Governance Guidelines and the NYSE listing standards. The other current member of the Nominating and Corporate Governance Committee, Mr. Stein, has not been affirmatively determined by our Board of Directors to be independent. Immediately following the Annual Meeting, Mr. Huntsman, who has been determined to be “independent” as defined by our Corporate Governance Guidelines and the NYSE listing standards, will replace Mr. Stein.

The duties and responsibilities of the Nominating and Corporate Governance Committee are set forth in its charter, which may be found at www.hiltonworldwide.com under Investors: Corporate Governance: Governance Documents: Nominating and Corporate Governance Committee Charter, and include among others:

•	advise the Board concerning the appropriate composition and qualifications of the Board and its committees;

•	identify individuals qualified to become Board members;

•	recommend to the Board the persons to be nominated by the Board for election as directors at any meeting of stockholders;

•	recommend to the Board the members of the Board to serve on the various committees;

•	develop and recommend to the Board a set of corporate governance guidelines and assist the Board in complying with them; and

•	oversee the evaluation of the Board and the Board’s committees.

OVERSIGHT OF RISK MANAGEMENT

The Board of Directors has overall responsibility for risk oversight, including, as part of regular Board and committee meetings, general oversight of executives’ management of risks relevant to the Company. A fundamental part of risk oversight is not only understanding the material risks a company faces and the steps management is taking to manage those risks, but also understanding what level of risk is appropriate for the Company. The involvement of the Board of Directors in reviewing our business strategy is an integral aspect of the Board’s assessment of management’s tolerance for risk and its determination of what constitutes an appropriate level of risk for the Company. While the full Board has overall responsibility for risk oversight, it is supported in this function by its Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. Each of the committees regularly reports to the Board.

The Audit Committee assists the Board in fulfilling its risk oversight responsibilities by periodically reviewing our accounting, reporting and financial practices, including the integrity of our financial statements, the surveillance of administrative and financial controls, our compliance with legal and regulatory requirements and our enterprise risk management program. Through its regular meetings with management, including the finance, legal and internal audit functions, the Audit Committee reviews and discusses all significant areas of our business and summarizes for the Board all areas of risk and the appropriate mitigating factors. The Compensation Committee assists the Board by overseeing and evaluating risks related to the Company’s compensation structure and compensation programs, including the formulation, administration and regulatory compliance with respect to compensation matters. The Nominating and Corporate Governance Committee assists the Board by overseeing and evaluating programs and risks associated with Board organization, membership and structure, succession planning and corporate governance. In addition, our Board receives periodic detailed operating performance reviews from management. Our chief risk officer updates the Audit Committee on a quarterly basis and the full Board on an annual basis and as needed.

EXECUTIVE SESSIONS

Executive sessions, which are meetings of the non-management members of the Board, are regularly scheduled throughout the year. In addition, at least once a year, the independent directors meet in a private session that excludes management. At each of these meetings, the non-management and independent directors in attendance, as applicable, will determine which member will preside at such session.

BOARD AND COMMITTEE EVALUATIONS

The Board and its committees conduct annual self-evaluations to assess the effectiveness of the Board and committees. The self-assessments focus on the Board’s and each committee’s and their respective members’ performance and contribution to the Company as well as provide constructive feedback.

COMMITTEE CHARTERS AND CORPORATE GOVERNANCE GUIDELINES

Our commitment to good corporate governance is reflected in our Corporate Governance Guidelines, which describe the Board’s views on a wide range of governance topics. These Corporate Governance Guidelines and committee charters are reviewed from time to time by the Nominating and Corporate Governance Committee and, to the extent deemed appropriate in light of emerging practices, revised accordingly, upon recommendation to and approval by the Board.

Our Corporate Governance Guidelines, our Audit, Compensation and Nominating and Corporate Governance Committee charters and other corporate governance information are available on the Corporate Governance page of the Investors section on our website at www.hiltonworldwide.com. Any stockholder also may request them in print, without charge, by contacting the Office of the Corporate Secretary at Hilton Worldwide Holdings Inc., 7930 Jones Branch Drive, Suite 1100, McLean, Virginia 22102.

Hilton Worldwide	PROXY STATEMENT	7

CODE OF CONDUCT

We maintain a Code of Conduct that is applicable to all of our directors, officers and employees, including our Chairman, Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer and other senior financial officers. The Code of Conduct sets forth our policies and expectations on a number of topics, including conflicts of interest, compliance with laws, use of our assets and business conduct and fair dealing. This Code of Conduct also satisfies the requirements for a code of ethics, as defined by Item 406 of Regulation S-K promulgated by the SEC. We will disclose within four business days any substantive changes in or waivers of the Code of Conduct granted to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, by posting such information on our website as set forth above rather than by filing a Form 8-K. In the case of a waiver for an executive officer or a director, the required disclosure also will be made available on our website within four business days of the date of such waiver.

The Code of Conduct may be found on our website at www.hiltonworldwide.com under Investors: Corporate Governance: Governance Documents: Code of Conduct.

DIRECTOR NOMINATION PROCESS

The Nominating and Corporate Governance Committee weighs the characteristics, experience, independence and skills of potential candidates for election to the Board and recommends nominees for director to the Board for election. In considering candidates for the Board, the Nominating and Corporate Governance Committee also assesses the size, composition and combined expertise of the Board. As the application of these factors involves the exercise of judgment, the Nominating and Corporate Governance Committee does not have a standard set of fixed qualifications that is applicable to all director candidates, although the Nominating and Corporate Governance Committee does at a minimum assess each candidate’s strength of character, judgment, industry knowledge or experience, his or her ability to work collegially with the other members of the Board and his or her ability to satisfy any applicable legal requirements or listing standards. In addition, although the Board considers diversity of viewpoints, background and experiences, the Board does not have a formal diversity policy. In identifying prospective director candidates, the Nominating and Corporate Governance Committee may seek referrals from other members of the Board, management, stockholders and other sources, including third party recommendations. The Nominating and Corporate Governance Committee also may, but need not, retain a search firm in order to assist it in identifying candidates to serve as directors of the Company and has previously consulted with the firm of Spencer Stuart regarding board member recruiting. The Nominating and Corporate Governance Committee utilizes the same criteria for evaluating candidates regardless of the source of the referral or by whom the candidate was recommended. When considering director candidates, the Nominating and Corporate Governance Committee seeks individuals with backgrounds and qualities that, when combined with those of our incumbent directors, provide a blend of skills and experience to further enhance the Board’s effectiveness.

In connection with its annual recommendation of a slate of nominees, the Nominating and Corporate Governance Committee also may assess the contributions of those directors recommended for re-election in the context of the Board evaluation process and other perceived needs of the Board. Mr. Huntsman, who joined the Board in August 2015, was recommended by a third party search firm.

When considering whether the directors and nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable the Board to satisfy its oversight responsibilities effectively in light of our business and structure, the Board focused primarily on the information discussed in each of the board member’s biographical information set forth above. We believe that our directors provide an appropriate mix of experience and skills relevant to the size and nature of our business. This process resulted in the Board’s nomination of the incumbent directors named in this Proxy Statement and proposed for election by you at the upcoming Annual Meeting.

The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. Any recommendation submitted to the Secretary of the Company should be in writing and should include any supporting material the stockholder considers appropriate in support of that recommendation, but must include information that would be required under the rules of the SEC to be included in a proxy statement soliciting proxies for the election of such candidate and a written consent of the candidate to serve as one of our directors if elected. Stockholders wishing to propose a candidate for consideration may do so by submitting the above information to the attention of the Office of the Corporate Secretary, Hilton Worldwide Holdings Inc., 7930 Jones Branch Drive, Suite 1100, McLean, Virginia 22102. All recommendations for nomination received by the Secretary that satisfy our by-law requirements relating to such director nominations will be presented to the Nominating and Corporate Governance Committee for its consideration. Stockholders also must satisfy the notification, timeliness, consent and information requirements set forth in our by-laws. These requirements are also described under the caption “Stockholder Proposals for the 2017 Annual Meeting.”

COMMUNICATIONS WITH THE BOARD

As described in the Corporate Governance Guidelines, stockholders and other interested parties who wish to communicate with a member or members of the Board, including the chairperson of the Audit, Compensation, or Nominating and Corporate Governance Committees, or to the non-management or independent directors as a group, may do so by addressing such communications or concerns to the Office of the Corporate Secretary, 7930 Jones Branch Drive, Suite 1100, McLean, Virginia 22102, who will forward such communication to the appropriate party.

8	PROXY STATEMENT	Hilton Worldwide

COMPENSATION OF DIRECTORS

We use a combination of cash and stock-based compensation to attract and retain qualified candidates to serve on our Board. Our employee directors and directors affiliated with Blackstone receive no compensation for serving on the Board or committees thereof.

COMPENSATION PROGRAM

Each non-employee director (other than the directors affiliated with Blackstone) was entitled to annual compensation for the period from our 2015 annual meeting until our 2016 annual meeting, as follows:

•	Cash retainer of $85,000, payable semi-annually;

•	Additional cash retainer payable semi-annually for serving on committees or as the chairperson of a committee as follows:

–	Each member (other than the chairperson) of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee receives $7,500 annually for each committee on which he or she serves; and

–	The chairperson of the Audit Committee receives an additional $25,000 annually and the chairperson of each of the Compensation Committee and the Nominating and Corporate Governance Committee receives an additional $20,000 annually; and

•	Equity award of approximately $140,000 payable annually in deferred share units (“DSUs”).

All of our directors are reimbursed for reasonable travel and related expenses associated with attendance at Board or committee meetings. In addition, our independent directors are reimbursed for reasonable personal hotel costs when they stay at Company-branded hotels.

2015 COMPENSATION DECISIONS

Our non-employee directors eligible to receive equity-based awards received their first equity grant at the time of our IPO in December 2013. This grant was made in an amount intended to represent the annual equity award for the annual period from December 2013 through December 2014. Beginning in 2015, in order to better align our director compensation program with a director’s election or re-election to the Board, the Board adopted a granting practice so that the grant of the directors’ annual equity award coincides with his or her election or re-election. Accordingly, the next annual equity award granted to directors is expected to be made following our 2016 annual meeting of stockholders and will represent the directors’ annual grant for their service as a director until the next annual meeting of stockholders for the election of directors.

In addition, beginning in 2015, the directors’ annual compensation was revised to increase the annual cash retainer from $80,000 to $85,000 and increase the annual equity award from $130,000 to approximately $140,000. In lieu of equity awards that vest over three years, beginning in 2015, the DSUs granted to our non-employee directors are fully vested at the time of grant but will not be delivered to the director until the earlier of departure from the board or a change in control, and will settle in shares of common stock. The Board determined, with input from the compensation consultant, to make these adjustments in order to better align the non-employee directors’ compensation with the Company’s peers and the market generally.

SPECIAL COMMITTEE

In addition to the standing board committees, in November 2014, the Board established a special committee to review and provide oversight of specific transactions involving the Company and Blackstone related to a tax deferred exchange of real property under Internal Revenue Code Section 1031. The members of the special committee were Ms. McHale, Ms. Smith and Mr. Steenland. Each member earned a $10,000 cash retainer in 2014 plus a $500 cash payment for each meeting attended or workday spent regarding these transactions. During 2015, the committee met five times in connection with these transactions. This committee also reviewed and provided oversight of the financing structure of the Company’s sale of the Waldorf Astoria New York, for which each member earned an additional $2,500 cash retainer in 2015.

STOCK OWNERSHIP POLICY

We have a stock ownership policy for our non-employee directors. Each of our non-employee directors (other than the directors affiliated with Blackstone) is required to own stock in an amount equal to five times his or her annual cash retainer, provided that a non-employee director who is affiliated with a stockholder of the Company that meets the ownership requirements for a non-employee director shall be exempt from such requirement. For purposes of this requirement, a director’s holdings include shares held directly or indirectly, individually or jointly, shares underlying vested options and shares held under a deferral or similar plan. Non-employee directors are expected to meet this ownership requirement within five years from the later of (1) December 11, 2013 and (2) the date he or she first becomes subject to the stock ownership policy.

Hilton Worldwide	PROXY STATEMENT	9

DIRECTOR COMPENSATION FOR 2015

The table below sets forth information regarding non-employee director compensation for the fiscal year ended December 31, 2015.

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	All Other Compensation ($)	Total ($)	Total Number of Outstanding Equity Awards(2) (#)
Michael S. Chae (3)	—	—	—	—	—
Jonathan D. Gray	—	—	—	—	—
Tyler S. Henritze (3)	—	—	—	—	—
Jon M. Huntsman, Jr. (4)	$23,125	$104,995	—	$128,120	—
Judith A. McHale	$88,146	$139,982	—	$228,128	2,168
John G. Schreiber	—	—	—	—	—
Elizabeth A. Smith	$88,146	$139,982	—	$228,128	2,168
Douglas M. Steenland	$103,001	$139,982	—	$242,983	2,168
William J. Stein	—	—	—	—	—
(1)	Represents the grant date fair value of DSUs computed in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, using the assumptions discussed in Note 20 (“Share-Based Compensation”) of the consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015. Each eligible non-employee director was granted 4,817 DSUs on May 6, 2015, except that Mr. Huntsman was granted 4,087 DSUs on August 6, 2015 when he commenced service on the Board.

(2)	Represents the aggregate number of outstanding restricted stock units (“RSUs”) held by each eligible non-employee director as of the fiscal year-end.

(3)	Messrs. Chae and Henritze resigned from the Board in 2015.

(4)	Mr. Huntsman was appointed to the Board on August 6, 2015. The Board approved a prorated compensation package for the period from August 6, 2015 until our 2016 annual meeting.

Eligible non-employee directors are awarded equity under the Company’s 2013 Omnibus Incentive Plan (the “Incentive Plan”) as outlined in the table below.

Award Type	Vesting	Dividend Equivalents	Termination or Change in Control
RSUs Granted in 2013	Vest over 3 years in equal annual installments, subject to continued service on the Board on the applicable vesting date	Accrue on unvested RSUs either in cash or, at the sole discretion of the Compensation Committee, in shares of the Company’s common stock equal to the fair market value of the dividend payment as of the dividend payment date, payable following vesting (or forfeited to the extent the underlying RSUs are forfeited)	Termination of service: Forfeited Change in control (as defined in the Incentive Plan): Immediately vest
DSUs Granted in 2015	Fully vested at the time of grant and settle in shares of common stock upon the earlier of departure from the board or a change in control	Accrue in the form of additional DSUs in an amount equal to the fair market value of the dividend payment as of the dividend payment date, payable at settlement	Termination of service: Immediately settle Change in control: Immediately settle

10	PROXY STATEMENT	Hilton Worldwide

EXECUTIVE OFFICERS OF THE COMPANY

Set forth below is certain information regarding each of our current executive officers as of February 28, 2016, other than Mr. Nassetta, whose biographical information is presented under “Nominees for Election to the Board of Directors in 2016.”

Kristin A. Campbell

Kristin A. Campbell, 54, joined Hilton Worldwide as Executive Vice President and General Counsel in June 2011. She is responsible for leading Hilton Worldwide’s global legal and compliance functions. Ms. Campbell also serves on the board of directors of Vital Voices Global Partnership and on the advisory board of New Perimeter. Prior to Hilton Worldwide, Ms. Campbell was Senior Vice President, General Counsel and Corporate Secretary of Staples, Inc., an international office products company from May 2007 to June 2011. Before joining Staples, Inc. in 1993, Ms. Campbell worked at the law firms Goodwin Procter LLP and Rackemann, Sawyer & Brewster. Ms. Campbell graduated summa cum laude from Arizona State University and received a J.D. from Cornell University Law School.

Ian R. Carter

Ian R. Carter, 54, has served as Executive Vice President and President, Development, Architecture and Construction for Hilton Worldwide since October 2012 and previously oversaw Operations for Hilton Worldwide since August 2009. He previously served as Chief Executive Officer of Hilton International Co. prior to its re-acquisition by Hilton Worldwide in February 2006. Prior to joining Hilton International in January 2005, Mr. Carter served as Officer and President of Black & Decker Corporation, Middle East, Africa and Asia. Prior to Black & Decker, Mr. Carter spent more than a decade with General Electric Plastics, ultimately serving as President of General Electric Specialty Chemical. Mr. Carter serves as a non-Executive Director on the Board of Burberry Group plc, where he serves as chairman of the compensation committee, and is President of the Dame Maureen Thomas Foundation for Young People. He serves on the board of advisors of the Boston University School of Hospitality Administration and on the board of directors of Visit Florida. Mr. Carter is non-executive chairman of the board of Del Frisco’s Restaurant Group, Inc. Mr. Carter is a graduate of the University of West London, School of Business and Management, and received an honorary doctorate from the university.

James E. Holthouser

James E. Holthouser, 56, has served as Hilton Worldwide’s Executive Vice President of Global Brands since November 2012. In this role, he serves as our global leader for brand management, marketing and the HHonors loyalty program. Mr. Holthouser also oversees the Product Management group and the Global Brands Strategy group. The Product Management group is responsible for the development and management of products for Food & Beverage, Meetings & Events, Spa, Fitness, Guest Technology and Sustainability. The Global Brands Strategy group is responsible for developing strategies for all brand and product groups across the enterprise. With more than 25 years of experience in the lodging, restaurant and gaming industries, Mr. Holthouser has held a series of senior management positions within Hilton Worldwide in the branding, franchising and marketing arenas. Most recently, he was Global Head of Full Service Brands and Global Head of Embassy Suites Hotels from June 2009 to November 2012, overseeing all aspects of brand management. From October 2005 to June 2009, Mr. Holthouser was Senior Vice President of Brand Management for Embassy Suites. From February 1999 to October 2005, Mr. Holthouser served as Senior Vice President of Brand Management for Homewood Suites by Hilton. His career with the Company began in 1989 in Market Research for Promus. Mr. Holthouser received his M.A. in Political Science from the University of Louisville and his international M.B.A. from the American Graduate School of International Management. He received undergraduate degrees from the University of Louisville in Political Science and Foreign Languages.

Kevin J. Jacobs

Kevin J. Jacobs, 43, serves as Executive Vice President and Chief Financial Officer of Hilton Worldwide and is responsible for the oversight of all of our global finance, information technology and real estate functions. He joined Hilton Worldwide as Senior Vice President, Corporate Strategy in June 2008, was elected Treasurer in May 2009, became Executive Vice President and Chief of Staff in September 2012 and assumed his current role in August 2013. Previously, from July 2007 to June 2008 he was Senior Vice President, Mergers & Acquisitions and Treasurer of Fairmont Raffles Hotels International. Prior to joining Fairmont Raffles, Mr. Jacobs spent seven years with Host Hotels and Resorts, Inc., most recently as Vice President, Corporate Finance & Investor Relations. Prior to joining Host, Mr. Jacobs held various roles in the Hospitality Consulting practice of PricewaterhouseCoopers LLP and the Hospitality Valuation Group at Cushman & Wakefield, Inc. Mr. Jacobs is a member of the Dean’s Advisory Board for the School of Hotel Administration at Cornell University and a member of the Hotel Development Council of the Urban Land Institute. He is a graduate of the Cornell University School of Hotel Administration.

Matthew W. Schuyler

Matthew W. Schuyler, 50, has served as our Executive Vice President and Chief Human Resources Officer since June 2009 and leads the Company’s global human resources organization. Mr. Schuyler was previously Chief Human Resources Officer at Capital One Financial Corporation from April 2002 to June 2009. Prior to Capital One, Mr. Schuyler served as Vice President of Human Resources with Cisco Systems, Inc. and as a Partner with PricewaterhouseCoopers in the Global Human Resources Group. He serves on the board of the Make-A-Wish Foundation of America, where he serves as chairman of the compensation committee, and is a member of the Penn State University Board of Trustees and the Business School Board of Visitors and Penn State’s College of Information Sciences and Technology Advisory Board. Mr. Schuyler holds a B.S. from Penn State University and an M.B.A. from the University of Michigan.

Hilton Worldwide	PROXY STATEMENT	11

Christopher W. Silcock

Christopher W. Silcock, 44, has served as Executive Vice President and Chief Commercial Officer since September 2015 and oversees Revenue Management, Sales, Hilton Reservations & Customer Care, E-Commerce and Regional Marketing. Mr. Silcock previously served as our Head of Sales and Revenue Management from September 2014 and Senior Vice President Revenue Management and Online from January 2013. Prior to that he was Senior Vice President Revenue Management since March 2009. Mr. Silcock holds a bachelor’s of science degree in Computer Studies from University of Essex and studied music prior to his hospitality career.

Mark D. Wang

Mark D. Wang, 58, has served as Executive Vice President, Hilton Worldwide and President, Hilton Grand Vacations since March 2008 and oversees our global timeshare operations. He also served as head of Hilton Worldwide Global Sales from November 2012 to September 2014 and was responsible for sales operations worldwide including hotel sales, distribution, reservations and customer care. Mr. Wang first joined Hilton in 1999 as Managing Director for Hawaii and Asia Pacific and has held a series of senior management positions within Hilton Grand Vacations. Before joining Hilton, Mr. Wang spent nearly 20 years in sales and marketing roles serving as President & Chief Operating Officer of Pahio Resorts, President of Aloha Resorts International and Founder of Grand Ownership Resorts. Mr. Wang serves on the Board of Directors of the American Resort Development Association.

12	PROXY STATEMENT	Hilton Worldwide

PROPOSAL NO. 2 — RATIFICATION OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Ernst & Young LLP to serve as our independent registered public accounting firm for 2016.

Although ratification is not required by our by-laws or otherwise, the Board is submitting the selection of Ernst & Young LLP to our stockholders for ratification because we value our stockholders’ views on the Company’s independent registered public accounting firm. If our stockholders fail to ratify the selection, it will be considered as notice to the Board and the Audit Committee to consider the selection of a different firm. Even if the selection is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They also will have the opportunity to make a statement if they desire to do so, and they are expected to be available to respond to appropriate questions.

The shares represented by your proxy will be voted for the ratification of the selection of Ernst & Young LLP unless you specify otherwise.

AUDIT AND NON-AUDIT FEES

In connection with the audit of the 2015 financial statements and internal control over financial reporting, we entered into an agreement with Ernst & Young LLP which sets forth the terms by which Ernst & Young LLP will perform audit services for the Company.

The following table presents fees for professional services rendered by Ernst & Young LLP for the audit of our financial statements for 2015 and 2014 and fees billed for other services rendered by Ernst & Young LLP for those periods:

	2015	2014
Audit Fees:
Consolidated Audit(1)	$8,105,943	$8,851,843
Statutory and Subsidiary Audits(2)	4,094,098	4,400,506
	12,200,041	13,252,349
Audit-related fees(3)	2,689,678	1,893,875
Tax fees(4)	4,509,973	4,447,088
All other fees(5)	448,782	91,850
Total:	$19,848,475	$19,685,162

(1)	Includes the aggregate fees recognized in each of the last two fiscal years for professional services rendered by Ernst & Young LLP for the audit of the Company’s annual financial statements and internal control over financial reporting and the review of financial statements included in SEC filings. The fees are for services that are normally provided by Ernst & Young LLP in connection with statutory or regulatory filings or engagements.

(2)	Includes the aggregate fees recognized in each of the last two fiscal years for professional services rendered by Ernst & Young LLP that are reasonably related to the performance of audits related to subsidiaries and statutory reporting required for legal compliance for certain international subsidiaries or requirements of debt or other operating agreements.

(3)	Includes the aggregate fees recognized in each of the last two fiscal years for professional services rendered by Ernst & Young LLP that are reasonably related to the performance of the Company’s audit. Specifically, these costs include fees for audits of employee benefit plans, accounting and audit consultation, separate company financial statements for our ownership and timeshare businesses and other attest services.

(4)	Includes the aggregate fees recognized in each of the last two fiscal years for professional services rendered by Ernst & Young LLP for tax compliance, tax advice and tax planning.

(5)	Represents fees for international legal entity restructuring and accounting research services.

The Audit Committee considered whether providing the non-audit services shown in this table was compatible with maintaining Ernst & Young LLP’s independence and concluded that it was.

Consistent with SEC policies regarding auditor independence and the Audit Committee’s charter, the Audit Committee has responsibility for engaging, setting compensation for and reviewing the performance of the independent registered public accounting firm. In exercising this responsibility, the Audit Committee has adopted policies and procedures relating to the approval of all audit and permitted non-audit services provided by any independent registered public accounting firm prior to each engagement.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2016.

Hilton Worldwide	PROXY STATEMENT	13

PROPOSAL NO. 3 — NON-BINDING VOTE ON EXECUTIVE COMPENSATION

In accordance with the requirements of Section 14A of the Exchange Act (which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act) and the related rules of the SEC, we are including in these proxy materials a separate resolution subject to stockholder vote to approve, in a non-binding, advisory vote, the compensation paid to our named executive officers as disclosed on pages 30 to 37. While the results of the vote are non-binding and advisory in nature, the Compensation Committee and the Board intend to carefully consider the results of this vote.

The text of the resolution in respect of Proposal No. 3 is as follows:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in this Proxy Statement pursuant to the rules of the SEC, including the Compensation Discussion and Analysis, compensation tables and any related narrative discussion, is hereby APPROVED.”

In considering their vote, stockholders may wish to review with care the information on our compensation policies and decisions regarding the named executive officers presented in the Compensation Discussion and Analysis on pages 17 to 29, as well as the discussion regarding the Compensation Committee on pages 6 to 7.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE COMPENSATION PAID TO OUR NAMED EXECUTIVE OFFICERS.

14	PROXY STATEMENT	Hilton Worldwide

REPORT OF THE AUDIT COMMITTEE

The Audit Committee operates pursuant to a charter which is reviewed annually by the Audit Committee. Additionally, a brief description of the primary responsibilities of the Audit Committee is included in this Proxy Statement under the discussion of “The Board of Directors and Certain Governance Matters — Committee Membership — Audit Committee.” Under the Audit Committee charter, management is responsible for the preparation, presentation and integrity of the Company’s financial statements, the application of accounting and financial reporting principles and our internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent registered public accounting firm is responsible for auditing our financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States of America.

In the performance of its oversight function, the Audit Committee reviewed and discussed the audited financial statements and internal control over financial reporting of the Company with management and with the independent registered public accounting firm. The Audit Committee also discussed with the independent registered public accounting firm the matters required to be discussed by Public Company Accounting Oversight Board Auditing Standard No. 16 “Communications with Audit Committee.” In addition, the Audit Committee received the written disclosures and the letters from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and discussed with the independent registered public accounting firm their independence.

Based upon the review and discussions described in the preceding paragraph, the Audit Committee recommended to the Board that the audited financial statements of the Company be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2015, filed with the SEC.

Submitted by the Audit Committee of the Company’s Board of Directors:

Douglas M. Steenland, Chair

Judith A. McHale

Elizabeth A. Smith

Hilton Worldwide	PROXY STATEMENT	15

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee has discussed and reviewed the following Compensation Discussion and Analysis with management. Based upon this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015.

Submitted by the Compensation Committee of the Board of Directors:

John G. Schreiber, Chair

Jon M. Huntsman, Jr.

Judith A. McHale

16	PROXY STATEMENT	Hilton Worldwide

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS (“CD&A”)

EXECUTIVE SUMMARY

Our executive compensation program is designed to attract and retain individuals with the skills and qualifications to manage and lead the Company effectively. The overarching goal of our program is to motivate our leaders to contribute to the achievement of our financial goals and to focus on long-term value creation for our stockholders.

Our named executive officers (“NEOs”) for 2015 were:

Name	Position
Christopher J. Nassetta	President and Chief Executive Officer (“CEO”)
Kevin J. Jacobs	Executive Vice President and Chief Financial Officer (“CFO”)
Ian R. Carter	Executive Vice President and President, Development, Architecture & Construction
Mark D. Wang	Executive Vice President and President, Hilton Grand Vacations (“HGV”)
Kristin A. Campbell	Executive Vice President and General Counsel

CD&A ROADMAP

1. How did we perform?

•  System-wide comparable RevPAR increased by 5.4% compared to the prior year

•  Adjusted EBITDA increased to $2,879 million, or 13% compared to the prior year

•  Our development pipeline of 266,000 guest rooms is the largest in the lodging industry with more than half of the pipeline under construction as of year-end, representing nearly 1 in 5 of all rooms under construction globally, more than any other company

•  Achieved net unit growth of 43,000 rooms, opened over 50,000 new rooms gross, approved over 100,000 new rooms and entered our 100th country and territory

		Page 18

2. What did we change for 2015?	• Increased base salaries for all NEOs (other than the CEO) by approximately 3% consistent with market practices and increases for our corporate employees • Increased target long-term equity incentive opportunities for our CEO and CFO by 5% and 14%, respectively, and by 3% for other NEOs, to reward their performance and to align with the market for executives with similar roles at companies in our peer group	18

3. How do we determine pay?	• Design pay programs to reward for Company and business area results, mitigate material risks and align with stockholder interests by having a significant portion composed of equity-based long-term incentive awards • Set pay levels commensurate with performance and the need to attract and retain high quality talent • Consider many factors, including the advice of the Compensation Committee’s consultant, internal pay equity among executives and the alignment of total pay opportunity and pay outcomes with performance and with external market data	19

4. How did we pay our NEOs?	• Payouts aligned with our 2015 performance • Base salaries reflect each NEO’s role, responsibility and experience • Annual cash incentive payouts ranged from 110% to 123% of target based on achievement of Company and business area performance objectives • Long-term equity incentives granted at target levels, using a portfolio of performance-vesting equity (“performance shares”), RSUs and stock options, with the largest portion delivered in performance shares which vest 50% based on our relative total shareholder return (“TSR”) and 50% based on EBITDA CAGR over a 3-year period	21

5. How do we address risk and governance?	• Provide an appropriate balance of short and long-term compensation, with payouts based on the Company’s stock price, overall financial performance and specific business area objectives • Follow practices that promote good governance and serve the interests of our stockholders, with maximum payout caps for annual cash incentives and long-term performance awards, and policies on clawbacks, anti-pledging, anti-hedging and stock ownership	28

6. Why you should approve our say on pay

•  2015 performance continued to support long-term stockholder value

•  2015 incentive payouts for our NEOs are aligned with overall Company and business area performance

•  Our pay program is aligned with stockholder interests, emphasizing achievement of strategic objectives over the long term

•  Our pay practices are tied to robust risk management and corporate governance

Hilton Worldwide	PROXY STATEMENT	17

HOW DID WE PERFORM?

Highlights of our 2015 achievements included the following:

•	System-wide comparable RevPAR(1) increased by 5.4%, on a currency neutral basis, compared to the prior year

•	Adjusted EBITDA(2) increased to $2,879 million, or 13% compared to the prior year

•	Our development pipeline of 266,000 guest rooms is the largest in the lodging industry, with more than half of the pipeline under construction as of year-end, representing nearly 1 in 5 of all rooms under construction globally, more than any other company(3)

•	Achieved net unit growth of 43,000 rooms, opened over 50,000 new rooms gross, approved over 100,000 new rooms and entered our 100th country and territory

•	Reduced long-term debt by nearly $1 billion

(1)	RevPAR represents hotel room revenue divided by room nights available for guests.

(2)	Adjusted EBITDA is defined in Part I, Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of our Annual Report on Form 10-K for the fiscal year ended December 31, 2015 (“Annual Report on Form 10-K”) and is reconciled to its most comparable measure under GAAP in Part II, Item 8, “Financial Statements and Supplementary Data” under Note 23 (“Business Segments”) of our Annual Report on Form 10-K.

(3)	Source: STR Global New Development Pipeline (December 2015).

WHAT DID WE CHANGE FOR 2015?

KEY 2015 PAY DECISIONS

As part of its annual compensation-setting process, the Compensation Committee (the “Committee”) meets in the first quarter of the year. In February 2015, the Committee, using information prepared by its independent compensation consultant, Exequity, reviewed and considered the pay level and mix of the NEOs’ compensation against executives serving in similar positions at other publicly-held hospitality, restaurant, travel and global consumer brand companies with whom the Company competes for talent. As a result of this review, the Committee made the following key compensation decisions:

•	For all NEOs (other than the CEO), increased base salaries by approximately 3% consistent with market practices and increases for our corporate employees

•	For our CEO, maintained the same base salary and target annual cash incentive as 2014; delivered an increase in his target total direct compensation entirely in his target long-term equity incentive opportunity, thereby increasing only the pay element most aligned with stockholder value over the long term

•	For the CEO and CFO, increased target long-term equity incentive opportunities by 5% and 14%, respectively, and by 3% for other NEOs, to reward their performance and to align with the market for executives with similar roles at companies in our peer group

•	Maintained the existing compensation program structure, consisting of base salary, annual cash incentives and long-term incentives, the latter of which are awarded in the form of performance shares, RSUs and stock options

SAY ON PAY VOTE

In 2015, the Committee considered the outcome of the stockholder advisory vote on 2014 executive compensation when making decisions relating to the compensation of our NEOs and our executive compensation program and policies. Our stockholders voted at our 2015 annual meeting, in a non-binding, advisory vote, on the 2014 compensation paid to our NEOs. Approximately 99% of the votes were cast in favor of the Company’s 2014 compensation decisions. Based on this level of support, the Committee decided that the say on pay vote result did not necessitate any substantive changes to our compensation program.

We consider the opinions expressed by stockholders through their votes, periodic meetings and other communications and believe that stockholder engagement leads to enhanced governance practices. We have a proactive investor outreach program, which includes meetings with the investment community and one-on-one meetings or meetings in small groups. We periodically engage investors to discuss specific matters of importance to stockholders. We value the perspective of our stockholders and will continue to seek their input on an ongoing basis.

18	PROXY STATEMENT	Hilton Worldwide

HOW DO WE DETERMINE PAY?

EXECUTIVE COMPENSATION FRAMEWORK

Following is an overview of key aspects of our pay philosophy, design and process.

Overall Compensation Philosophy	Our goal is to provide programs that:
• Deliver competitive levels of compensation to attract, retain and motivate highly-qualified executives
• Foster a strong relationship between stockholder value and executive compensation by having a significant portion of compensation composed of equity-based incentive awards
• Emphasize performance-based compensation contingent upon achieving corporate and business area performance goals

•  Promote the Company’s core values of Hospitality, Integrity, Leadership, Teamwork, Ownership and Now by individuals working at our owned, leased, managed, timeshare and corporate locations whose performance and responsibilities directly affect the results of our operations

Compensation Program Design	Our programs are designed to:
• Provide three main components: base salary, annual cash incentive and long-term incentive awards, each designed to be consistent with our compensation philosophy
• Create competitive compensation packages that cultivate long-term value creation without taking unnecessary risks
• Combine both short-term and long-term compensation to promote retention and create a pay-for-performance environment
• Emphasize at-risk pay over fixed pay, yet create a positive work environment that rewards long-term achievements
• Motivate and reward for successfully executing our business strategy
• Avoid rigid categorical guidelines or formulas in setting the level and mix of compensation
Compensation Process	In reviewing and establishing pay, we:
• Evaluate pay annually, or more frequently as circumstances merit
• Consider the following factors when setting compensation levels:
• Compensation of executives serving in similar positions at peer companies
• Individual knowledge, experience and capabilities of the executives
• The executive’s scope of responsibility, authority and accountability
• The level of pay relative to the Company’s other executives

MAKING COMPENSATION DECISIONS

ROLE OF THE COMPENSATION COMMITTEE

•	The Committee oversees and approves key aspects of executive compensation, including our CEO’s and other executive officers’ salaries, goals and payouts under the annual cash incentive plan, the size and structure of long-term incentive awards and any executive perquisites or other benefits.

•	While the Committee reviews and approves the specific elements of compensation of our executives, including our NEOs, our Board has supervisory responsibility for executive compensation matters generally.

•	The Committee approves financial goals designed to align executive pay with Company performance and stockholder interests and also seeks to provide competitive pay opportunities tied to performance and designed to retain talent, maximize stockholder value and mitigate material risk.

•	In implementing the Company’s executive compensation program, the Committee considers many factors, including the cyclical nature of the hospitality business, the advice of its compensation consultant, internal pay equity among executives and the alignment of the Company’s total pay opportunity and pay outcomes with performance and with competitive market data.

Hilton Worldwide	PROXY STATEMENT	19

ROLE OF MANAGEMENT

•	The CEO and Chief Human Resources Officer work closely with the Committee in managing the executive compensation program and attend meetings of the Committee.

•	The CEO makes recommendations to the Committee regarding compensation for executive officers other than himself.

ROLE OF THE COMPENSATION COMMITTEE’S CONSULTANT

•	Exequity has served as the Committee’s independent compensation consultant since 2012. Exequity reports to and is instructed in its duties by the Committee and carries out its responsibilities in coordination with the Company’s Human Resources department. In 2015, Exequity’s services to the Committee included, among other things, providing perspective on current trends and developments in executive and director compensation as well as analysis of benchmarking data and confirmation of our peer group composition. It performed no other services for the Company. The Committee also evaluated whether any of the work provided by Exequity during 2015 raised any conflict of interest and determined that it did not.

•	Exequity provides research, data analyses, survey information and analysis, incentive design expertise and other analyses related to compensation levels and design. Exequity also updates the Committee on trends and developments related to executive compensation practices, advises on the composition of our peer group (as described below) and provides its views to the Committee on best practices when evaluating executive pay programs and policies.

ASSESSING COMPETITIVE PRACTICE THROUGH PEER GROUP COMPARISONS

EXECUTIVE COMPENSATION PEER GROUP

To gain a general understanding of current compensation practices, the Committee reviews pay of executives serving in similar positions at peer companies. The external market data reviewed for 2015 included peer group proxy data, broad industry-comparative compensation surveys and data provided by peer group companies that participate in Equilar’s Annual Executive Compensation Survey.

In initially setting the peer group, the Committee considered: industries that attract and retain similar talent; annual revenue; EBITDA (defined as earnings before interest expense, taxes and depreciation and amortization); market capitalization; brand recognition; global presence; and number of employees. It also considered the peer companies’ performance such as: revenue growth; net income growth; growth of earnings per share; return on equity; and total stockholder return. The Committee reviews the composition of the Company’s peer group annually. The 2015 peer group consisted of 18 hospitality, restaurant, travel and global consumer brand companies that have a corporate structure and global presence comparable to the Company. The Company is positioned near the median of the peer group based on annual revenue and market capitalization.

In February 2015, the Committee reviewed the peer group listed in the table below (the “2015 peer group”) when determining 2015 base salaries, annual cash incentive targets and long-term incentive targets.

2015 Executive Compensation Peer Group Companies
Hospitality & Restaurants	Travel	Global Consumer Brands
Host Hotels & Resorts, Inc.	Avis Budget Group, Inc.	FedEx Corporation
Hyatt Hotels Corporation	Las Vegas Sands Corp.	General Mills, Inc.
Marriott International, Inc.	MGM Resorts International	Kellogg Company
Starwood Hotels & Resorts Worldwide, Inc.	United Continental Holdings, Inc.	Nike, Inc.
Wyndham Worldwide Corporation	Wynn Resorts, Limited	Starbucks Corporation
Darden Restaurants, Inc.		The Walt Disney Company
McDonald’s Corporation

In August 2015, the Committee adjusted the peer group used for future compensation decisions by removing The Walt Disney Company and adding Carnival Corporation, Royal Caribbean Cruises and Yum! Brands. The Committee selected the additional peers due to their similar size and, for Carnival Corporation and Royal Caribbean Cruises, because they are travel industry peers. Yum! Brands was selected because it is a global, multi-brand franchiser. The new peer group consists of 20 hospitality, restaurant, travel and global consumer brand companies.

20	PROXY STATEMENT	Hilton Worldwide

HOW DO WE PAY OUR NEOS?

PAY FOR PERFORMANCE

In structuring our executive compensation packages, the Committee considers how each component of compensation promotes retention and motivates performance. We believe that, to attract and retain senior executives, we must provide them with a competitive level of compensation that rewards their continued service. We also believe that performance-based compensation plays the most significant role in aligning management’s interests with those of our stockholders. For this reason, performance-based compensation constitutes the majority of the overall compensation for our senior executives.

Of our NEOs’ 2015 total direct compensation (defined as salary, bonus and equity), 88% of the CEO’s and 79% of the other NEOs’ was at-risk. A full description of the elements of our executive compensation program is included in “—2015 Executive Compensation Design and Decisions.”

2015 EXECUTIVE COMPENSATION DESIGN AND DECISIONS

In determining the pay design and pay levels for executives in 2015, the Committee, with input from management, considered a number of factors when determining base salaries, annual cash incentive targets and long-term incentive targets, including: the level of compensation of those executives serving in similar positions at 2015 peer group companies; individual factors such as knowledge, experience and capabilities of the executive; the level of the executive’s pay relative to other Company executives; the executive’s position within the corporate organization; and the scope of the executive’s responsibility, authority and accountability. In determining final pay outcomes, the Committee evaluated both Company and business area performance.

COMPENSATION COMPONENTS

Following is an overview of our 2015 executive compensation program:

Compensation Element	Form	Objectives
Base Salary Fixed, short-term	Cash	•	Attract and retain high quality executives to drive our success
		•	Align with external competitive level and internal parity for each role, responsibility and experience
Annual Incentive At-risk, short-term	Cash	•	Reward for Company and business unit results
		•	Align actual pay-out based on achievement of Company and business area performance goals
Long-term Incentive At-risk, medium to long-term	Equity, including: Performance Shares (60%) RSUs (20%) Stock Options (20%)	•	Reward for future Company performance; align with interests of our stockholders; retain executives through vesting over multi-year periods
		•	Emphasize use of performance shares with a 3-year performance period based on Relative TSR, as defined below (50% of award) and EBITDA CAGR, as defined below (50% of award)
		•	Vest RSUs pro rata over 2 years
		•	Vest stock options pro rata over 3 years, with a 10-year expiration from the date of grant

Hilton Worldwide	PROXY STATEMENT	21

BASE SALARY

We believe it is important to provide a competitive fixed level of pay to attract and retain experienced and successful executives. In determining the amount of base salary that each NEO receives, we look to the executive’s current compensation, tenure, any change in the executive’s position or responsibilities and the complexity and scope of the executive’s position as compared to those of other executives within the Company and in similar positions at companies in our peer group. The Committee reviews base salaries periodically and may adjust them from time to time pursuant to such review.

In 2015, the Committee reviewed and set the base salaries as set forth in the table below, increasing base salaries for all NEOs (other than Mr. Nassetta) by approximately 3%, consistent with competitive market practices and increases for our corporate employees. In making the determination to increase 2015 base salaries, the Committee considered the level of base salaries of executives serving in similar roles and with comparable responsibilities at companies within our peer group.

Name	2014 Base Salary ($)	2015 Base Salary ($)	2014 to 2015 Increase (%)
Christopher J. Nassetta	$1,200,000	$1,200,000	–
Kevin J. Jacobs	$700,000	$725,000	4%
Ian R. Carter	$700,000	$721,000	3%
Mark D. Wang	$650,000	$669,500	3%
Kristin A. Campbell	$600,000	$618,000	3%

ANNUAL CASH INCENTIVE COMPENSATION

Our annual cash incentive program rewards NEOs for their contributions towards specific annual, short-term financial and operational goals that were tied to the overall Company strategy. It is designed to motivate executive officers to focus on strategic business results and initiatives and reward them for results and achievements with respect to their business units or function.

Each NEO’s annual cash incentive award opportunity is based on both corporate and business area performance objectives. In establishing the business area goals, Mr. Nassetta works with senior management to establish business priorities at the beginning of each performance period. These business priorities are used to create the performance objectives, and each objective is given a specific weighting based on its scope, importance and strategic relevance. The weighting for each objective is expressed as a percentage of the NEO’s total award opportunity. The Committee then reviews and approves the objectives recommended for each NEO.

Each NEO’s target annual cash incentive opportunity is expressed as a percentage of his or her base salary in effect at the fiscal year-end. Threshold, target and maximum annual incentive opportunities are approved annually by the Committee based on peer group benchmark data and the scope and impact the executive has on the Company’s overall results. For 2015, the Committee set the threshold, target and maximum payout levels as set forth in the table below, which remained the same as 2014.

Name	Threshold	Target	Maximum
Christopher J. Nassetta	75%	150%	300%
Kevin J. Jacobs	50%	100%	150%
Ian R. Carter	50%	100%	150%
Mark D. Wang	50%	100%	150%
Kristin A. Campbell	50%	100%	150%

22	PROXY STATEMENT	Hilton Worldwide

2015 PERFORMANCE OBJECTIVES

The 2015 annual incentive program was based on a combination of corporate and business area performance, and the weighting of each objective was allocated to drive business results within each executive’s area of responsibility. The primary corporate objective was based on our consolidated Adjusted EBITDA (as defined below). Business area objectives were both quantitative and qualitative in nature, based on financial, operational and strategic objectives specific to each individual and the function for which they are responsible. New for 2015, business area objectives included leadership results, tying awards directly to employee engagement. The leadership score was calculated based on responses from each business area to questions on leadership, engagement and trust in our employee engagement survey.

Each NEO’s annual cash incentive components, weightings and key performance measures for the 2015 fiscal year were as follows:

	Weighting as a % of Total Award Opportunity
Name	Adjusted EBITDA(1) (%)	Segment Adjusted EBITDA(1)(2) (%)	Business Area (%)	Primary Business Area Performance Goals
Christopher J. Nassetta	50%	N/A	50%	• Compilation of the actual performance of each business area against their predetermined objectives, including leadership scores, representing results across all areas of the Company
Kevin J. Jacobs	40%	10% (Ownership Adjusted EBITDA)	50%

•  Support company strategic objectives and valuation

•  Efficient allocation of capital; improve finance systems, processes and capabilities; and support organizational development

•  Continue to improve efficiency and effectiveness through technology

•  Leadership score for business area

Ian R. Carter	20%	N/A	80%

•  Achieve net unit growth, development approvals and hotel construction starts

•  Alignment of development resources with corporate growth and management of deal processes

•  Execution of HGV and hotel capital expenditure programs

•  Enhance technical services and design programs to improve project delivery capabilities

•  Leadership score for business area

Mark D. Wang	20%	30% (Timeshare Adjusted EBITDA)	50%

•  Optimization of return on invested capital

•  Drive HGV performance and optimize customer experience

•  Maximization of HGV’s synergy with Hilton Worldwide Holdings Inc.

•  Leadership score for business area

Kristin A. Campbell	40%	N/A	60%	• Oversight of corporate compliance efforts • Provide legal services by supporting business results that minimize risk and negative legal exposure • Leadership score for business area

(1)	Adjusted EBITDA, Ownership Adjusted EBITDA and Timeshare Adjusted EBITDA calculated as set forth in Note 23 (“Business Segments”) of the consolidated financial statements in our Annual Report on Form 10-K.

(2)	Due to Mr. Jacobs’ responsibility for the Company’s Ownership segment and Mr. Wang’s role as President of HGV, their objectives also included a segment Adjusted EBITDA component.

Hilton Worldwide	PROXY STATEMENT	23

2015 PERFORMANCE RESULTS

At the beginning of the fiscal year following the performance period, each corporate and business area goal is assessed and rated based on the level of achievement. The Finance and Human Resources departments review the achievement of each performance objective against the predetermined objectives with the CEO. The CEO then reviews these results with the Committee and recommends payout amounts under the annual cash incentive plan for each of the NEOs, other than himself. The Committee then reviews and assesses each NEO’s achievement towards his or her goals and determines and approves an achievement factor used to calculate the actual annual cash incentive award payable to each NEO.

For the year ended December 31, 2015, the financial component of the award would be paid at 100% of target if the Company’s consolidated Adjusted EBITDA was $2,824 million (and, with respect to 10% of Mr. Jacobs’ total award opportunity, if our Ownership segment’s Adjusted EBITDA was $1,078 million, and, with respect to 30% of Mr. Wang’s total award opportunity, if our Timeshare segment’s Adjusted EBITDA was $339 million). Participants were eligible to receive a threshold payout percentage, defined as 50% of the target award with respect to the financial component, if actual performance was 90% of target financial performance and were eligible to receive the maximum payout percentage, defined as 150% of the target award (200% of target with respect to Mr. Nassetta) with respect to the financial component, if actual performance met or exceeded 110% of target financial performance. For actual performance between the specified threshold, target and maximum levels, the resulting payout percentage would be adjusted on a linear basis.

For the year ended December 31, 2015, the Company’s consolidated Adjusted EBITDA was $2,879 million, or 102.0% of the target financial performance, resulting in a payout percentage of 109.8% of the target annual cash incentive (119.6% of target for Mr. Nassetta) with respect to the company-wide financial component. For the year ended December 31, 2015, the Ownership segment’s Adjusted EBITDA was $1,064 million, or 98.7% of the target financial performance, resulting in a payout percentage of 93.5% of the target annual cash incentive with respect to 10% of Mr. Jacobs’ total award opportunity. For the year ended December 31, 2015, the Timeshare segment’s Adjusted EBITDA was $352 million, or 103.8% of the target financial performance, resulting in a payout percentage of 118.9% of the target annual cash incentive with respect to 30% of Mr. Wang’s total award opportunity.

Actual annual cash incentive awards are calculated by multiplying each NEO’s actual base salary by his or her target award potential, which was then adjusted by an achievement factor based on the combined achievement of the corporate component and the business area performance objectives. For the year ended December 31, 2015, the NEOs’ target cash incentive opportunity and their cash incentive award earned (as reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table) were as follows:

Name	2015 Year-End Base Salary ($)	Target Annual Cash Incentive Opportunity as a Percent of Base Salary (%)	Target Annual Cash Incentive Opportunity ($)	Achievement Factor as a Percent of Target Award* (%)	2015 Amount Earned under Annual Cash Incentive Program ($)
Christopher J. Nassetta	$1,200,000	150%	$1,800,000	123.4%	$2,222,013
Kevin J. Jacobs	$725,000	100%	$725,000	113.5%	$823,147
Ian R. Carter	$721,000	100%	$721,000	110.0%	$793,365
Mark D. Wang	$669,500	100%	$669,500	116.1%	$777,427
Kristin A. Campbell	$618,000	100%	$618,000	113.9%	$703,893

*  Percentages have been rounded.

24	PROXY STATEMENT	Hilton Worldwide

LONG-TERM INCENTIVE AWARDS

The long-term incentive award program is designed to reward for future Company performance, align with the interests of our stockholders and retain executives. These goals are further described under “— 2015 Executive Compensation Design and Decisions — Compensation Components.”

Long-term incentive compensation is awarded under the Incentive Plan and provides an opportunity for executive officers, including our NEOs, and other key employees to increase their ownership interest in the Company through grants of equity-based awards. Under the Incentive Plan, equity-based awards may be awarded in the form of stock options, stock appreciation rights, restricted stock, RSUs, performance shares and other stock-based awards.

Each NEO’s target long-term incentive opportunity is approved annually by the Committee based on peer group benchmark data and the scope and impact the executive has on the Company’s overall results. For 2015, the Committee set the target pay levels as set forth in the table below, increasing targets for Messrs. Nassetta and Jacobs by 5% and 14%, respectively, and by 3% for other NEOs, to reward their performance and to align with the market for executives with similar roles at companies in our 2015 peer group. For Mr. Nassetta, the Committee increased his target long-term incentive while maintaining the same base salary and target annual cash incentive, thereby increasing only the pay element most aligned with stockholder value over the long-term.

Name	2014 Target Long-Term Incentive ($)	2015 Target Long-Term Incentive ($)	2014 to 2015 Increase (%)
Christopher J. Nassetta	$6,000,000	$6,300,000	5%
Kevin J. Jacobs	$1,800,000	$2,050,000	14%
Ian R. Carter	$1,800,000	$1,854,000	3%
Mark D. Wang	$1,800,000	$1,854,000	3%
Kristin A. Campbell	$1,500,000	$1,545,000	3%

The dollar values in the table above differ from the figures reported in the Summary Compensation Table and Grants of Plan-Based Awards Table because the values shown above for performance shares are equal to the grant date closing price multiplied by the number of shares granted.

In 2015, the Committee granted long-term incentive awards at 100% of target based on the mix and weighting set forth in the chart below. The Committee has designed a blended equity portfolio for our senior executives, granting a combination of performance shares, RSUs and stock options. The largest portion of the total equity award generally takes the form of performance shares where the number of shares that may be earned is tied to the Company’s financial and stock price performance at the end of a three-year period.

Award Type	Weighting	Vesting	Value Tied To
Performance Shares	60% of total award	Vest at the end of a 3-year period in an amount based on the level of performance achieved	50% of the performance shares awarded: Company TSR relative to a peer group’s TSR (as defined below) 50% of the performance shares awarded: EBITDA CAGR (as defined below)
Restricted Stock Units(1)	20% of total award	Vest over 2 years in equal annual installments	Stockprice
Stock Options	20% of total award	Vest over 3 years in equal annual installments; expires in 10 years	Stockprice appreciation
(1)	Unvested RSUs entitle the holder to accrue dividend equivalent payments either in cash or, at the sole discretion of the Committee, in shares of the Company’s common stock having a fair market value as of the settlement date equal to the amount of such dividends, with such dividend equivalents payable following vesting (or forfeited to the extent the underlying RSUs are forfeited).

Beginning with equity awards granted in 2015, the Committee also determined that each award type will be eligible to continue to vest for a specified period following the executive’s retirement. “Retirement” is defined as a voluntary termination of employment after having reached age 55 and achieved at least ten years of service, provided that the grant was made at least six months prior to the executive’s retirement. Awards that remain outstanding and eligible to vest following an executive’s retirement are subject to forfeiture if the executive violates specified restrictive covenants agreed to with the Company and described below.

Hilton Worldwide	PROXY STATEMENT	25

PERFORMANCE SHARES

The performance shares are intended to focus the executives on the long-term performance of the Company and its performance relative to a TSR peer group. The performance shares vest at the end of a three-year performance period and are divided into two tranches:

•	50% are based on the level of achievement of our total shareholder return (“TSR”) relative to the TSR of members of the peer company group defined below (“Relative TSR”).

•	50% are based on the compound annual growth rate of the Company’s Adjusted EBITDA (“EBITDA CAGR,” as defined in the award agreement) over that three-year period by measuring the growth of the Company’s Adjusted EBITDA at the end of the performance period to that for the fiscal year immediately prior to the performance period.

The Committee determined that Relative TSR and EBITDA CAGR are appropriate vesting measures for the performance shares. The Committee believes that these measures appropriately align management with stockholders, incentivize management to achieve the Company’s long-term strategy and focus management on growing our Adjusted EBITDA which, in turn, allows us to reinvest in our business and expand our global footprint. Beginning in the first quarter of 2015, the Company modified its definition of Adjusted EBITDA to align with management’s view of allocating resources and assessing the performance of our segments and to facilitate comparisons with our competitors. Therefore, the performance shares granted in 2015 that vest based on EBITDA CAGR will be based on the new definition of Adjusted EBITDA, whereas the performance shares granted in 2014 that vest based on EBITDA CAGR will be based on the definition reported in the Company’s 2014 SEC filings.

The performance period generally begins on January 1 of the fiscal year in which the performance shares are granted and ends on December 31 of the third year thereafter. The performance shares granted in 2015 have a performance period that began on January 1, 2015 and ends on December 31, 2017. Following the three-year performance period, the Committee will determine the achievement levels under each of the Relative TSR and EBITDA CAGR performance measures and the number of performance shares earned under these measures.

The total number of performance shares that vest based on each of Relative TSR and EBITDA CAGR is based on the percentages shown in the table below. For actual performance between the specified threshold, target, above target and maximum levels, the resulting payout percentage will be adjusted on a linear basis. In addition, if the Company’s TSR is negative over the performance period, the percentage of the award earned under the Relative TSR measure cannot exceed 100%.

Performance Metric (Weighting)		Level of Achievement
		Below			Above		Cap
		Threshold	Threshold	Target	Target	Maximum	(if applicable)
Relative TSR (50%)	Performance Goals	< 25th percentile	25th percentile	50th percentile	75th percentile	> 90th percentile and above	Capped at 100% if TSR is negative over performance period
	Percentage of Award Earned	0%	50%	100%	150%	200%
EBITDA CAGR (50%)	Performance Goals	< 5%	5%	9%	n/a	13% and above	n/a
	Percentage of Award Earned	0%	50%	100%	n/a	200%

The peer group used to determine achievement under the Relative TSR measure is distinct from the peer group used to evaluate and set compensation levels discussed under “—Assessing Competitive Practice Through Peer Group Comparisons.” At the time of the 2015 grants, the Committee determined to include the following peer companies in the Relative TSR peer group in order to more directly compare our financial and stock performance to companies in our industry.

2015 Relative Total Shareholder Return (TSR) Peer Group Companies
Hospitality	REITs	Leisure
Carnival Corporation	Chesapeake Lodging Trust	Churchill Downs Incorporated
Choice Hotels International, Inc.	DiamondRock Hospitality Company	Penn National Gaming, Inc.
Hyatt Hotels Corporation	Host Hotels & Resorts, Inc.	Vail Resorts, Inc.
Marriott International, Inc.	Hospitality Properties Trust	Wynn Resorts, Limited
Royal Caribbean Cruises Ltd.	LaSalle Hotel Properties
Starwood Hotels & Resorts Worldwide, Inc.	Pebblebrook Hotel Trust
Wyndham Worldwide Corporation	RLJ Lodging Trust
Ryman Hospitality Properties, Inc.

26	PROXY STATEMENT	Hilton Worldwide

TREATMENT OF LONG-TERM INCENTIVE AWARDS UPON TERMINATION, CHANGE IN CONTROL OR RETIREMENT

Each equity-based award is subject to restrictive covenants related to post-employment non-solicitation and non-competition covenants for 12 months following any termination of employment and indefinite covenants covering trade secrets, confidentiality and non-disparagement. Under the award agreements, if there is a restrictive covenant violation or the Company determines after termination that grounds for a termination for cause existed, the executive will be required to pay the Company an amount equal to the after-tax proceeds received upon the sale or disposition of the equity award and any shares issued in respect thereof. Further, each of these executives’ equity-based awards is subject to the Company’s Clawback Policy, which is described below. Additional provisions are outlined in the table below.

Award Type	Termination Provisions for Unvested Shares
Performance Shares

•   Death or disability: Prorated portion will immediately vest at target levels(1)

•   Change in control: Prorated portion will immediately vest based on actual performance through the most recently completed fiscal quarter, or, if performance is unable to be calculated, at target(1)

•    Retirement (as defined above): Beginning with grants made in 2015, prorated portion will vest at the end of the performance period based on actual performance(1)

•   Other reasons: Forfeited

Restricted Stock Units

•   Death or disability: Immediately vest

•    Termination without “cause” (as defined in the Incentive Plan) within 12 months following a change in control: Immediately vest

•    Retirement: Beginning with grants made in 2015, continue to vest based on the original vesting schedule

•    Other reasons: Forfeited

Stock Options

•   Death or disability: Immediately vest and become exercisable; vested options remain exercisable for one year thereafter(2)

•   Termination without “cause” within 12 months following a change in control: Immediately vest and become exercisable; remain exercisable for 90 days thereafter(2)

•    Retirement: Beginning with grants made in 2015, continue to vest according to the original vesting schedule; remain exercisable until the earlier of (x) the original expiration date or (y) 5 years from retirement

•    Other reasons: Forfeited unvested; vested options will remain exercisable for 90 days thereafter(3)

(1)	Prorated based on the number of days in the performance period that have elapsed prior to termination.
(2)	Options do not remain exercisable later than the original expiration date.
(3)	Upon termination for cause or a violation of specified restrictive covenants, all vested and unvested options terminate.

OTHER BENEFITS AND PERQUISITES

Our executives, including the NEOs, are eligible for benefits including group health, dental and disability insurance and basic life insurance premiums. These benefits are intended to provide competitive and adequate protection in case of sickness, disability or death, and the NEOs participate in these plans on the same basis as all other employees.

We provide limited perquisites to our NEOs when determined to be necessary and appropriate. We provide our NEOs with the opportunity for an annual physical examination. We also provide NEOs complimentary rooms, food and beverage, and on-site services while on personal travel at Company-branded hotels. The travel-related benefits are consistent with our peers in the hospitality industry and offered to encourage our NEOs to visit and evaluate our properties. We provide Mr. Nassetta with a life insurance benefit for his family and the associated taxes. In addition, given our wide geographic footprint, Mr. Nassetta has use of the Company aircraft for both business and personal travel, which the Committee believes allows Mr. Nassetta to work more efficiently and safely. The value of the NEOs’ perquisites and other personal benefits are reflected in the “All Other Compensation” column of the Summary Compensation Table and the accompanying footnote. The cost of these benefits is a small percentage of the overall compensation package. We believe that these benefits and perquisites are competitive in our industry and consistent with our overall compensation philosophy.

RETIREMENT SAVINGS BENEFITS

The Company maintains a tax-qualified 401(k) plan, under which the Company matches 100% of employee contributions up to 3% of eligible compensation and 50% of employee contributions on the next 2% of eligible compensation. In addition to the 401(k) plan, the Company also offers the NEOs and other senior management the opportunity to supplement their retirement and other tax-deferred savings through Hilton Worldwide’s Executive Deferred Compensation Plan (“EDCP”). Those eligible to participate in the EDCP may elect to defer up to 100% of both their annual salary and bonus. The Company currently provides no contribution or match to the EDCP. Additional information about the EDCP is reflected in “—2015 Nonqualified Deferred Compensation” below.

PENSION BENEFITS

In addition to our 401(k) plan and EDCP, one of our NEOs, Mr. Carter, participates in two of our defined benefit pension plans, the Hilton U.K. Pension Plan (the “U.K. Pension Plan”) and the Hilton U.K. Hotels Employer-Finance Retirement Benefit Plan (the “Supplemental U.K. Pension Plan”). Mr. Carter’s benefit under the U.K. Pension Plan was closed to further accrual in 2009, and the Supplemental U.K. Pension Plan was frozen to all participants in 2009. See the “2015 Pension Benefits” table for a description of these defined-benefit pension plans.

Hilton Worldwide	PROXY STATEMENT	27

SEVERANCE PLAN

The Committee believes that a carefully structured severance plan is necessary to attract and retain talent. Our severance plan allows executives to focus their attention and energy on making objective business decisions that are in the best interest of stockholders. In addition, the Committee believes that the interests of our stockholders are better protected and enhanced by providing greater certainty regarding executive pay obligations in the context of planning and negotiating any potential corporate transactions.

In December 2013, the Company approved a severance benefits plan (the “Severance Plan”). Under the terms of the Severance Plan, if an eligible employee is terminated by us without “cause,” or if the eligible employee terminates his or her employment for “good reason” (each, a “qualifying termination”), then, subject to the eligible employee’s execution and non-revocation of a release of claims against us, continued compliance with restrictive covenants related to post-employment non-solicitation and non-compete covenants for one year following termination, and indefinite covenants covering confidentiality and non-disparagement, he or she will be eligible to receive a severance payment amount determined based on the employee’s position and then-current base salary and target bonus. Under the terms of the Severance Plan, our NEOs will be eligible to receive a severance payment amount equal to 2.99 times, in the case of Mr. Nassetta, and 2.0 times, in the case of our other NEOs, the sum of his or her annual base salary and annual target bonus at the time of termination, paid in a lump sum. In addition, upon a qualifying termination, the NEO will be entitled to certain continued health and welfare benefits, as described below under “Potential Payments Upon Termination or Change in Control.”

The NEOs will also be entitled to the same level of severance upon a qualifying termination in connection with a change in control except that severance may be reduced if doing so would result in the executive realizing a better after-tax result following the imposition of any applicable parachute-tax provisions under Internal Revenue Code Section 4999.

In addition to the Severance Plan, any compensation and benefits to be made in connection with a separation are determined at the discretion of the Committee and may be based on the executive, his or her position, the nature of the separation and the respective executive’s compliance with specified post-termination restrictive covenants.

HOW DO WE ADDRESS RISK AND GOVERNANCE?

KEY EXECUTIVE COMPENSATION PRACTICES

We follow key executive compensation practices that promote good governance and serve the interests of our stockholders, as summarized below.

What We Do:
Emphasize long-term performance – Our long-term incentive program is designed to focus executives on stockholder value and emphasize achievement of strategic objectives over the next several years.
Engage an independent compensation consultant – The Committee’s consultant does not provide any other services to the Company.
Apply a “double trigger” vesting in the event of a change in control – In the event of a change in control of the Company, cash severance benefits and accelerated vesting of stock options and RSUs are payable only upon a “double trigger,” where the executive is terminated in connection with a change in control.
Provide limited perquisites – Our NEOs receive perquisites consistent with industry practices and participate in the same Company-wide plans and programs offered to all eligible employees.
Apply a clawback policy – The Committee has discretion to recover incentive compensation paid or awarded based on financial results impacted by fraud or misconduct.
Establish maximum payout caps – The Committee sets maximum amounts that may be payable for annual cash incentive compensation and long-term performance awards.

What We Do Not Do:

Provide employment agreements or individual change in control agreements for our NEOs – The Committee has determined that employment agreements are not necessary to attract members of our executive team.
Allow pledging, hedging or short-sale transactions – Per our Insider Trading Policy, all covered persons are prohibited from purchasing Company securities on margin or pledging Company securities as collateral. Further, we do not permit short sales or the purchase or sale of derivative instruments based on the Company’s securities.
Reprice or buyout underwater stock options – Our equity plan does not permit the repricing or substitution of underwater stock options except with stockholder approval. Our equity plan also does not permit the grant of underwater stock options, except in connection with certain corporate transactions.
Pay dividends or dividend equivalents on unvested performance shares or RSUs – No payment of dividends or dividend equivalents, unless and until the underlying performance shares and RSUs vest.

28	PROXY STATEMENT	Hilton Worldwide

OWNERSHIP POLICY

We have adopted an executive stock ownership policy for our NEOs. Each of our NEOs is expected to own shares of our common stock in the following amounts within five years from the later of February 19, 2014 and the date he or she first becomes subject to the stock ownership policy:

•	Chief Executive Officer – 5 times base salary

•	All other members of the executive management team – 3 times base salary

The NEOs currently have stock ownership that meet the levels shown above. Under this requirement, executives may not dispose of any shares of the Company they acquire, including, but not limited to, any shares of vested restricted stock, any shares underlying vested restricted stock units, net of taxes, or any shares acquired upon the exercise of any stock options, net of taxes and payment of any exercise price, in each case, received from grants made until the ownership requirements are satisfied. This restriction does not apply to any shares of our common stock received by the executive in exchange for his or her equity held prior to the IPO.

CLAWBACK POLICY

We have adopted a clawback policy for our incentive compensation. The Committee determined that it may be appropriate to recover annual and/or long-term incentive compensation in specified situations. If the Committee determines that incentive compensation of its current and former officers subject to reporting under Section 16 of the Exchange Act or any other employee designated by the Committee, was overpaid, in whole or in part, as a result of a restatement of the reported financial results of the Company or any of its segments due to material non-compliance with financial reporting requirements (unless due to a change in accounting policy or applicable law) caused or contributed to by such employee’s fraud, willful misconduct or gross negligence, the Committee will review the incentive compensation paid, granted, vested or accrued based on the prior inaccurate results and determine whether to seek recovery of any excess incentive compensation paid or earned as a result of such inaccurate results.

STOCK AWARD GRANTING POLICY

The annual grant of stock-based awards to our NEOs is made on the date of the first regularly scheduled Board meeting of the calendar year (typically held in the first quarter). In addition to annual awards, other grants may be awarded at other times (1) to attract new hires; (2) to recognize employees for special achievements or for retention purposes; (3) to new employees as a result of the acquisition of another company; or (4) as may be desirable and prudent in other special circumstances. The exercise price of stock options is the closing market price of our common stock on the date of grant. We monitor and periodically review our equity grant policies to ensure compliance with plan rules and applicable law. We do not have a program, plan or practice to time our equity grants in coordination with the release of material, non-public information.

RISK CONSIDERATIONS

The Committee believes that the design and objectives of our executive compensation program provide an appropriate balance of incentives for executives and avoid inappropriate risks. In this regard, our executive compensation program includes, among other things, the following design features:

•	Balances fixed versus at-risk compensation;

•	Balances short-term cash and long-term equity incentive compensation;

•	Provides that at-risk compensation is based on a variety of qualitative and quantitative performance goals, including the Company’s stock price, the Company’s overall financial performance and the performance of specific business area goals;

•	Caps the executives’ incentive compensation opportunities;

•	Provides the Committee with discretion to reduce the annual incentive amount awarded;

•	Requires stock ownership levels;

•	Provides for a clawback of the executive’s compensation in specified circumstances; and

•	Prohibits pledging and hedging of Company stock.

COMPLIANCE WITH IRS CODE SECTION 162(m)

Section 162(m) of the Internal Revenue Code limits the Company’s federal income tax deduction for any compensation in excess of $1 million paid to NEOs except for the Chief Financial Officer. However, this provision does not apply to certain performance-based compensation as long as specified requirements are met.

We expect to claim the benefit of a special exemption rule that applies to compensation paid (or compensation in respect of equity awards such as stock options or restricted stock granted) during a specified transition period following the IPO. This transition period may extend until the first annual stockholders meeting that occurs after the close of the third calendar year following the calendar year in which the IPO occurred, unless the transition period is terminated earlier under the Section 162(m) post-offering transition rules. At such time as we are subject to the deduction limitations of Section 162(m), we expect that the Committee will take the deductibility limitations of Section 162(m) into account in its compensation decisions; however, the Committee may, in its judgment, authorize compensation payments that are not exempt under Section 162(m) when it believes that such payments are appropriate to attract or retain talent. In 2015, the Committee decided to grant performance shares in the form of restricted stock instead of RSUs to allow the Company to take advantage of federal income tax deductions under the IPO transition rules.

Hilton Worldwide	PROXY STATEMENT	29

SUMMARY COMPENSATION TABLE

The following table presents summary information regarding the total compensation awarded to, earned by, or paid to each of our NEOs for the fiscal years indicated.

Name	Year	Salary (1) ($)	Bonus ($)	Stock Awards (2) ($)	Option Awards (2) ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (3) ($)	All Other Compensation (4) ($)	Total ($)

Christopher J. Nassetta President & Chief Executive Officer	2015	$1,246,154	—	$5,419,878	$1,259,993	$2,222,013	—	$69,413	$10,217,451
	2014	$1,142,201	—	$4,969,700	$1,199,997	$2,539,677	—	$50,639	$9,902,214
	2013	$850,000	—	—	—	$1,290,420	—	$121,622	$2,262,042

Kevin J. Jacobs Executive Vice President and Chief Financial Officer	2015	$748,077	—	$1,763,592	$409,994	$823,147	—	$10,600	$3,755,410
	2014	$663,820	—	$1,490,884	$359,997	$843,364	—	$11,127	$3,369,192
	2013	$500,000	$278,312	—	—	$321,688	—	$10,824	$1,110,824

Ian R. Carter Executive Vice President and President, Development, Architecture & Construction	2015	$744,692	—	$1,594,971	$370,796	$793,365	—	—	$3,503,824
	2014	$698,077	—	$1,490,884	$359,997	$723,937	$60,482	$1,385	$3,334,762
	2013	$690,000	—	—	—	$505,287	$114,420	$264,468	$1,574,175

Mark D. Wang Executive Vice President and President, Hilton Grand Vacations	2015	$691,500	—	$1,594,971	$370,796	$777,427	—	$10,600	$3,445,294
	2014	$623,654	—	$1,490,884	$359,997	$810,352	—	$11,409	$3,296,296
	2013	$513,000	$15,754	—	—	$484,246	—	$11,204	$1,024,204

Kristin A. Campbell Executive Vice President and General Counsel	2015	$638,308	—	$1,329,146	$308,995	$703,893	—	$10,600	$2,990,942
	2014	$581,994	—	$1,242,425	$299,994	$728,276	—	$11,396	$2,864,085
	2013	$500,000	$38,562	—	—	$461,438	—	$11,096	$1,011,096

(1)	Amounts in this column reflect the salary earned during the fiscal year, whether paid or deferred under the Company’s employee benefit plans.

(2)	Represents the aggregate grant date fair value of the awards computed in accordance with FASB ASC Topic 718, using the assumptions discussed in Note 20 (“Share-Based Compensation”) of the consolidated financial statements included in our Annual Report on Form 10-K.

Of the performance shares granted, 50% vest according to EBITDA CAGR and 50% vest accordingly to Relative TSR. The grant date fair value of the shares that vest according to EBITDA CAGR was computed in accordance with FASB ASC Topic 718 based upon the probable outcome of the performance conditions as of the grant date. Assuming the highest level of performance is achieved, the aggregate grant date fair value of the EBITDA CAGR awards would be: Mr. Nassetta — $3,779,978; Mr. Jacobs — $1,229,988; Mr. Carter — $1,112,404; Mr. Wang — $1,112,404; and Ms. Campbell — $926,994.

As the shares that vest according to Relative TSR are subject to market conditions as defined under FASB ASC Topic 718 and are not subject to performance conditions as defined under FASB ASC Topic 718, they have no maximum grant date fair values that differ from the grant date fair values presented in the table.

(3)	For 2015, the actual annual change in pension value was negative (-$55,052) for Mr. Carter, but it is not reflected in the table pursuant to SEC regulations regarding negative amounts. Amounts reported represent the aggregate increase in the actuarial present value of Mr. Carter’s accumulated benefit under the defined-present value of the retirement pension due based on assumptions described below. This value is the sum that would be payable should Mr. Carter choose to transfer his benefits from the U.K. Pension Plan in full as of December 31, 2015, 2014 and 2013. The key financial assumptions used in the calculation of the present value included discount rates of 5.2%, 4.5% and 5.4% for 2015, 2014 and 2013, respectively, CPI inflation of 2.60%, 1.95% and 2.20% for 2015, 2014 and 2013, respectively, and pension inflation of 1.75%, 1.50% and 1.60% for 2015, 2014 and 2013, respectively. The Company does not provide any of its executives with any above-market or preferential earnings on nonqualified deferred compensation.

30	PROXY STATEMENT	Hilton Worldwide

(4)	All Other Compensation for 2015 includes:

Name	Company 401(k) Match ($)	Insurance Premiums (a) ($)	Personal Use of Company Aircraft (b) ($)	Reimbursements for Taxes Incurred for Specified Perquisites (c) ($)	Other (d) ($)	Total ($)
Christopher J. Nassetta	$10,600	$7,525	$6,587	$13,619	$31,082	$69,413
Kevin J. Jacobs	$10,600	—	—	—	—	$10,600
Ian R. Carter	—	—	—	—	—	—
Mark D. Wang	$10,600	—	—	—	—	$10,600
Kristin A. Campbell	$10,600	—	—	—	—	$10,600

(a)	Employer-paid premiums for Mr. Nassetta’s executive life insurance policy.

(b)	Incremental costs associated with guests accompanying Mr. Nassetta on the Company aircraft during the year ended December 31, 2015. For purposes of the Summary Compensation Table, we value the incremental cost associated with these accompanying guests by using a method that takes into account the variable costs. Since the aircraft is used primarily for business travel, the calculation does not include the fixed costs that do not change based on usage, such as crew salaries, hangar storage costs and cost of maintenance not related to trips.

(c)	Reflects $6,008 of employer-paid taxes owed with respect to Mr. Nassetta’s personal use of the Company aircraft, $6,863 of employer-paid taxes owed in connection with his employer-paid executive life insurance policy and $748 of employer-paid taxes owed in connection with employer-paid expenses incurred at Company-branded hotels while on personal travel.

(d)	Employer-paid expenses incurred at Company-branded hotels while on personal travel.

Hilton Worldwide	PROXY STATEMENT	31

2015 GRANTS OF PLAN-BASED AWARDS

The following table sets forth information concerning grants of plan-based awards to the NEOs during the fiscal year ended December 31, 2015.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number or Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards (3) ($)
Name	Award Type	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Christopher J. Nassetta	Annual Cash Incentive	—	$40,909	$1,800,000	$3,600,000	—	—	—	—	—	—	—
	Performance Shares	2/10/15	—	—	—	68,827	137,654	275,308	—	—	—	$4,159,903
	RSUs	2/10/15	—	—	—	—	—	—	45,884	—	—	$1,259,975
	Stock Options	2/10/15	—	—	—	—	—	—	—	150,178	$27.46	$1,259,993
Kevin J. Jacobs	Annual Cash Incentive	—	$18,125	$725,000	$1,087,500	—	—	—	—	—	—	—
	Performance Shares	2/10/15	—	—	—	22,396	44,792	89,584	—	—	—	$1,353,614
	RSUs	2/10/15	—	—	—	—	—	—	14,930	—	—	$409,978
	Stock Options	2/10/15	—	—	—	—	—	—	—	48,867	$27.46	$409,994
Ian R. Carter	Annual Cash Incentive	—	$18,025	$721,000	$1,081,500	—	—	—	—	—	—	—
	Performance Shares	2/10/15	—	—	—	20,255	40,509	81,018	—	—	—	$1,224,179
	RSUs	2/10/15	—	—	—	—	—	—	13,503	—	—	$370,792
	Stock Options	2/10/15	—	—	—	—	—	—	—	44,195	$27.46	$370,796
Mark D. Wang	Annual Cash Incentive	—	$16,738	$669,500	$1,004,250	—	—	—	—	—	—	—
	Performance Shares	2/10/15	—	—	—	20,255	40,509	81,018	—	—	—	$1,224,179
	RSUs	2/10/15	—	—	—	—	—	—	13,503	—	—	$370,792
	Stock Options	2/10/15	—	—	—	—	—	—	—	44,195	$27.46	$370,796
Kristin A. Campbell	Annual Cash Incentive	—	$30,900	$618,000	$927,000	—	—	—	—	—	—	—
	Performance Shares	2/10/15	—	—	—	16,879	33,758	67,516	—	—	—	$1,020,166
	RSUs	2/10/15	—	—	—	—	—	—	11,252	—	—	$308,980
	Stock Options	2/10/15	—	—	—	—	—	—	—	36,829	$27.46	$308,995

(1)	Reflects the possible payouts of cash incentive compensation under the 2015 Annual Incentive Program. Amounts reported in the “Threshold” column assume that there is no payout under the Adjusted EBITDA component of the annual cash incentive program and that the NEO only earns the minimum payout for the one business area performance objective that has been assigned the lowest weighting. The actual amounts paid are described in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table.”

(2)	As described in further detail under “Executive Compensation — Compensation Discussion and Analysis — 2015 Executive Compensation Design and Decisions — Long-Term Incentive Awards,” the performance shares have a three-year performance period ending December 31, 2017 and vest, as to 50% of the awards, based on Relative TSR and, as to 50% of the award, based on EBITDA CAGR. Threshold assumes that 50% of the total performance shares awarded vest, and maximum assumes that 200% of the total performance shares awarded vest.

(3)	Represents the grant date fair value of the awards computed in accordance with FASB ASC Topic 718, using the assumptions discussed in Note 20 (“Share-Based Compensation”) of the consolidated financial statements included in our Annual Report on Form 10-K. The stock options have an exercise price per share equal to the closing price of the Company’s common stock as reported on the NYSE on the date of grant.

The grant date fair value of the performance shares that vest according to EBITDA CAGR was computed in accordance with FASB ASC Topic 718 based upon the probable outcome of the performance conditions as of the grant date and was determined to be for each of Messrs. Nassetta, Jacobs, Carter and Wang and Ms. Campbell, $1,889,989, $614,994, $556,202, $556,202 and $463,497, respectively. The grant date fair value of the performance shares that vest based on Relative TSR was determined to be for each of Messrs. Nassetta, Jacobs, Carter and Wang and Ms. Campbell, $2,269,914, $738,620, $667,977, $667,977 and $556,669, respectively.

32	PROXY STATEMENT	Hilton Worldwide

OUTSTANDING EQUITY AWARDS AT 2015 FISCAL YEAR-END

The following table sets forth information regarding outstanding equity awards held by our NEOs as of December 31, 2015.

Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (1)(2) (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (2)(3) (#)	Market Value of Shares or Units of Stock That Have Not Vested (4) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (2)(5) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (4)(5) ($)
Christopher J. Nassetta	2/19/14	52,242	106,069	$21.53	2/19/24	27,868	$596,375	250,812	$5,367,377
	2/10/15	–	150,178	$27.46	2/10/25	45,884	$981,918	206,481	$4,418,693
Kevin J. Jacobs	2/19/14	15,672	31,821	$21.53	2/19/24	8,360	$178,904	75,243	$1,610,200
	2/10/15	–	48,867	$27.46	2/10/25	14,930	$319,502	67,188	$1,437,823
Ian R. Carter	2/19/14	15,672	31,821	$21.53	2/19/24	8,360	$178,904	75,243	$1,610,200
	2/10/15	–	44,195	$27.46	2/10/25	13,503	$288,964	60,764	$1,300,350
Mark D. Wang	2/19/14	15,672	31,821	$21.53	2/19/24	8,360	$178,904	75,243	$1,610,200
	2/10/15	–	44,195	$27.46	2/10/25	13,503	$288,964	60,764	$1,300,350
Kristin A. Campbell	2/19/14	13,060	26,517	$21.53	2/19/24	6,967	$149,094	62,703	$1,341,844
	2/10/15	–	36,829	$27.46	2/10/25	11,252	$240,793	50,637	$1,083,632
(1)	Stock options vest in three equal annual installments beginning on the first anniversary of the grant date.

(2)	For additional information on vesting upon specified termination events or a change in control, see “Executive Compensation — Compensation Discussion and Analysis — 2015 Executive Compensation Design and Decisions — Long-Term Incentive Awards” and “Potential Payments Upon Termination or Change in Control.”

(3)	RSUs vest in two equal annual installments beginning on the first anniversary of the grant date.

(4)	Amounts reported are based on the closing price of our common stock on the NYSE as of December 31, 2015 ($21.40) multiplied by the number of outstanding shares.

(5)	Performance shares vest according to EBITDA CAGR and Relative TSR at the end of a three-year performance period. In the table above, the number and market value of shares that vest based on EBITDA CAGR reflect maximum performance, because actual performance during the performance periods that have elapsed through December 31, 2015 was between target and maximum, and target performance for shares that vest based on Relative TSR, because actual performance during the performance periods that have elapsed through December 31, 2015 was between threshold and target. The actual numbers of shares that will be distributed with respect to the 2014 and 2015 performance shares are not yet determinable.

Hilton Worldwide	PROXY STATEMENT	33

2015 OPTION EXERCISES AND STOCK VESTED

The following table provides information regarding shares that vested during 2015 for our NEOs.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (1) (#)	Value Realized on Vesting (2) ($)
Christopher J. Nassetta	—	—	1,378,659	$40,638,392
Kevin J. Jacobs	—	—	180,961	$5,328,736
Ian R. Carter	—	—	365,645	$10,776,914
Mark D. Wang	—	—	152,195	$4,480,139
Kristin A. Campbell	—	—	93,268	$2,743,394
(1)	Includes shares received from the vesting of RSUs and restricted stock.

The restricted stock reported in the table above relates to equity held prior to our IPO that vested on the date Blackstone owned less than 50% of our common stock. Prior to our IPO, the long-term incentive compensation awarded to our NEOs primarily consisted of the opportunity to make investments in the profit interests of our prior ownership entity. In connection with the IPO, our executive officers, including our NEOs, surrendered their outstanding units in exchange for shares of restricted stock. The shares of restricted stock received in this exchange were subject to the following vesting: (a) 40% vested as of the IPO pricing date on December 11, 2013, (b) 40% vested on December 11, 2014 and (c) 20% vested on the date Blackstone owned less than 50% of our common stock, contingent upon the executive’s continued employment through that date. On May 14, 2015, we consummated a secondary offering that resulted in Blackstone owning less than 50% of our common stock.

(2)	Amounts reported are based on the closing price of our common stock on the NYSE on the vesting date.

2015 PENSION BENEFITS

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit (1) ($)	Payments During Last Fiscal Year ($)
Christopher J. Nassetta		—	—	—
Kevin J. Jacobs		—	—	—
Ian R. Carter	Hilton UK Pension Plan (2)	4	$511,744	—
	Hilton UK Hotels Employer –	3	$759,667	—
Finance Retirement Benefit (3)
Mark D. Wang		—	—	—
Kristin A. Campbell		—	—	—
(1)	The present value is calculated by the trustee of the U.K. Pension Plan and represents the present value of the retirement pension due based on assumptions described below. This value is the sum that would be payable should Mr. Carter choose to transfer his benefits from the U.K. Pension Plan in full as of December 31, 2015. The key financial assumptions used in the calculation of the present value included discount rates of 5.2% and 4.5% for 2015 and 2014, respectively, CPI inflation of 2.60% and 1.95% for 2015 and 2014, respectively, and pension inflation of 1.75% and 1.50% for 2015 and 2014, respectively.

(2)	The U.K. Pension Plan is a defined benefit pension plan in the U.K., for which benefit payments are payable monthly from retirement age (age 60 in accordance with the terms of the plan). The pension value is determined based on years of service, final salary of active membership (final salary in the final year of the membership in the plan minus applicable restrictions of earning offsets) in the plan and an accrual ratio. The funds are invested through a trustee, who has full investment discretion. For Mr. Carter, the U.K. Pension Plan has been frozen since 2009, and neither the Company nor Mr. Carter has contributed to the plan since that time. The purpose of the U.K. Pension Plan is to provide a retirement benefit based on U.K. market practice. The U.K. Pension Plan does not provide special policies such as granting extra years of credited service, however, it provides tax advantages such as a tax relief on employee contributions and a tax-free cash payment at retirement.

(3)	The Supplemental U.K. Pension Plan is a supplement to the U.K. Pension Plan and provides an additional retirement benefit to top management of the Company in the U.K. Before freezing the plan in 2009, the Company made contributions to the plan for Mr. Carter beginning in 2006. The funds in the Supplemental U.K. Pension Plan have been invested based on Mr. Carter’s elected investment portfolio. The terms of the U.K. Pension Plan provide that funds be paid in lump sum upon retirement, or age 60 in accordance with the terms of the plan. The annual amount the Company contributed was calculated based on a percentage of Mr. Carter’s base salary above the annual earnings cap under the U.K. Pension Plan. The Supplemental U.K. Pension Plan does not provide any special tax treatment, and payment under this plan is triggered upon Mr. Carter’s retirement.

34	PROXY STATEMENT	Hilton Worldwide

2015 NONQUALIFIED DEFERRED COMPENSATION

The Company offers to its executives, including all of the NEOs, the opportunity to participate in the EDCP. The table below provides information as of December 31, 2015, for those NEOs who chose to participate in the plan.

Name	Executive Contributions in Last FY (1) ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY (2) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE (3) ($)
Christopher J. Nassetta	—	—	-$3,292	—	$197,194
Kevin J. Jacobs	—	—	—	—	—
Ian R. Carter	—	—	—	—	—
Mark D. Wang	$103,193	—	$8,606	—	$1,191,534
Kristin A. Campbell	—	—	—	—	—
(1)	The amount in this column is included in the “Salary” column for 2015 in the “Summary Compensation Table.”

(2)	Amounts in this column are not reported as compensation for fiscal year 2015 in the “Summary Compensation Table” since they do not reflect above-market or preferential earnings. Deferrals may be allocated among investment options that generally mirror the investment options available under our qualified 401(k) plan. Of the available investment options, the one-year rate of return during 2015 ranged from -12.91% to 10.85%.

(3)	Mr. Nassetta made no contributions during fiscal years 2013, 2014 or 2015 and, therefore, no amounts in this column have previously been reported in the “Summary Compensation Table.” Of the total in this column listed for Mr. Wang, $199,614 was previously reported in the “Summary Compensation Table.”

Pursuant to our EDCP, specified eligible employees, including our NEOs, may defer up to 100% of either or both their annual salary and bonus. Deferral elections are made by eligible employees in the calendar year preceding the year compensation is otherwise payable. Contributions to the EDCP consist solely of participants’ elective deferral contributions with no matching or other employer contributions. Eligible employees are permitted to make individual investment elections that will determine the rate of return on their deferral amounts under the elective nonqualified deferred compensation plan. Participants may change their investment elections at any time. Deferrals are only deemed to be invested in the investment options selected. Participants have no ownership interest in any of the funds as investment elections are used only as an index for crediting gains or losses to participants’ accounts. The investment options consist of a variety of well-known mutual funds including certain non-publicly traded mutual funds available through variable insurance products. Investment gains or losses in the funds are credited to the participants’ accounts daily, net of investment option related expenses. The EDCP does not provide any above-market returns or preferential earnings to participants, and the deferrals and their earnings are always 100% vested.

NEOs may elect to receive in-service distributions of such amounts at the time they make their deferral elections. In addition, upon a showing of financial hardship due to death, illness, accident or similar extraordinary or unforeseeable circumstances, an executive may be allowed to access funds in his or her deferred compensation account before he otherwise would have been eligible. The participant must make two payout elections, one in the case of termination and one in the case of retirement. Benefits can generally be received either as a lump sum payment or in installments over a period not to exceed 20 years in the case of retirement, 5 years in the case of termination and 5 years for in-service distributions. In the event of a change in control, 100% of the value of the eligible employee’s deferred compensation account will be distributed.

Hilton Worldwide	PROXY STATEMENT	35

POTENTIAL PAYMENTS UPON TERMINATION

OR CHANGE IN CONTROL

The following table describes the potential payments and benefits that would have been payable to our NEOs under existing plans, assuming (1) a termination of employment and/or (2) a change in control (“CIC”) occurred, in each case, on December 31, 2015. The amounts shown in the table do not include payments and benefits to the extent they are provided generally to all salaried employees upon termination of employment and do not discriminate in scope, terms or operation in favor of the NEOs. Distributions of plan balances that would be made are set forth in the “2015 Pension Benefits” and the “2015 Nonqualified Deferred Compensation” tables above.

Because the disclosures in the table assume the occurrence of a termination or CIC as of a particular date and under a particular set of circumstances and therefore make a number of important assumptions, the actual amount to be paid to each of our NEOs upon a termination or CIC may vary significantly from the amounts included herein. Factors that could affect these amounts include the timing during the year of any such event, the continued availability of benefit policies at similar prices and the type of termination event that occurs.

Name	Qualifying Termination (1) ($)	CIC Without Termination ($)	Qualifying Termination Within 12 Months Following CIC ($)	Death or Disability (6) ($)
Christopher J. Nassetta
Cash Severance (1)	$8,970,000	—	$8,970,000	$1,800,000
Equity Awards (2)	—	$3,769,469	$5,347,762	$4,942,653
Continuation of Benefits (3)	$19,144	—	$19,144	—
Outplacement Services (4)	$50,000	—	$50,000	—
Other Benefit (5)	$184,615	—	$184,615	$184,615
Total Value of Benefits	$9,223,759	$3,769,469	$14,571,521	$6,927,268
Kevin J. Jacobs
Cash Severance (1)	$2,900,000	—	$2,900,000	$725,000
Equity Awards (2)	—	$1,159,984	$1,658,390	$1,532,622
Continuation of Benefits (3)	$8,124	—	$8,124	—
Outplacement Services (4)	$50,000	—	$50,000	—
Other Benefit (5)	$77,432	—	$77,432	$77,432
Total Value of Benefits	$3,035,556	$1,159,984	$4,693,946	$2,335,054
Ian R. Carter
Cash Severance (1)	$2,884,000	—	$2,884,000	$721,000
Equity Awards (2)	—	$1,124,273	$1,592,141	$1,471,560
Continuation of Benefits (3)	$15,674	—	$15,674	—
Outplacement Services (4)	$50,000	—	$50,000	—
Other Benefit (5)	$74,873	—	$74,873	$74,873
Total Value of Benefits	$3,024,547	$1,124,273	$4,616,688	$2,267,433
Mark D. Wang
Cash Severance (1)	$2,678,000	—	$2,678,000	$669,500
Equity Awards (2)	—	$1,124,273	$1,592,141	$1,471,560
Continuation of Benefits (3)	$13,815	—	$13,815	—
Outplacement Services (4)	$50,000	—	$50,000	—
Other Benefit (5)	$139,050	—	$139,050	$139,050
Total Value of Benefits	$2,880,865	$1,124,273	$4,473,006	$2,280,110
Kristin A. Campbell
Cash Severance (1)	$2,472,000	—	$2,472,000	$618,000
Equity Awards (2)	—	$936,901	$1,326,788	$1,226,305
Continuation of Benefits (3)	$8,326	—	$8,326	—
Outplacement Services (4)	$50,000	—	$50,000	—
Other Benefit (5)	$73,090	—	$73,090	$73,090
Total Value of Benefits	$2,603,416	$936,901	$3,930,204	$1,917,395

36	PROXY STATEMENT	Hilton Worldwide

(1)	For purposes of the table above, a “qualifying termination” means (x) under the Severance Plan, a termination of employment either by the Company without “cause” or by the executive for “good reason,” each as defined in the Severance Plan, and (y) under the Incentive Plan, a termination by the Company without “cause” as defined in the Incentive Plan. An executive is not deemed to have experienced a qualifying termination as a result of (a) his or her death or disability or (b) solely as a result of a change in control.

Under the Severance Plan, whether or not in connection with a change in control, each NEO would have been entitled to receive a cash severance amount equal to two times (2.99 in the case of Mr. Nassetta) the sum of the executive’s base salary and annual cash incentive award payable at target, each as in effect at date of termination.

If the employment of the NEO was terminated for death or disability, such executive would have been entitled to receive a prorated bonus. Amounts reported under “Death or Disability” for each NEO reflect each NEO’s target annual bonus for the year ended December 31, 2015.

(2)	Amounts represent the value of the acceleration of any unvested performance shares, RSUs and stock options, assuming the acceleration occurred on December 31, 2015 and based on the closing price of our common stock on the NYSE as of December 31, 2015 ($21.40).

•	Performance shares: If the NEO’s employment terminates as a result of death or disability, a prorated portion of the performance shares will immediately vest at target levels. Upon a change in control, a prorated portion of the performance shares will immediately vest based on actual performance through the most recently completed fiscal quarter, or, if performance is unable to be calculated, at target. In the table above, amounts upon a change in control reflect a prorated number of performance shares and are based on actual performance as of December 31, 2015, which was (x) between threshold and target performance as to the shares that vest based on Relative TSR and (y) between target and maximum performance as to the shares that vest based on EBITDA CAGR. Performance shares are prorated based on the number of days in the performance period prior to the termination events described above.

•	RSUs: If the NEO’s employment is terminated without cause within 12 months following a change in control or due to the executive’s death or disability, all unvested RSUs will immediately vest.

•	Stock options: If the NEO’s employment terminates without cause within 12 months following a change in control or due to the executive’s death or disability, all unvested options will immediately vest and become exercisable. In the table above, amounts reported reflect the “spread,” or difference between the exercise price and closing price as of December 31, 2015.

(3)	Under the Severance Plan, upon a qualifying termination, each NEO is entitled to continued healthcare coverage in an amount equal to the excess of the cost of the coverage over the amount that the executive would have had to pay if the executive remained employed for 12 months following the date of termination. In addition, upon a qualifying termination, an NEO who received life insurance coverage prior to the qualifying termination is entitled to receive a cash payment equal to the premiums required to continue such coverage for 12 months following the termination. Amounts reported assume 2015 rates.

(4)	Under the Severance Plan, upon a qualifying termination, each NEO is entitled to outplacement services for a period of 12 months following the date of termination. Amounts in the table above assume that the cost to the Company for these outplacement services would be $50,000 for each NEO.

(5)	Amounts shown represent accrued but unused vacation days.

(6)	In the event of death of an NEO, in addition to amounts reported in the table above, each NEO will receive benefits from third-party payors under our employer-paid premium life insurance plans. All of our executives are eligible for one times their regular annual eligible wages at death. In addition, the Company has provided Mr. Nassetta with additional executive life insurance with a $10,500,000 death benefit. Therefore, if such benefits were triggered for the NEOs on December 31, 2015 under our life insurance plans the legally designated beneficiary(ies) of each NEO would have received the following amounts: Mr. Nassetta ($12,991,000); Mr. Jacobs ($1,300,000); Mr. Carter ($1,413,000); Mr. Wang ($2,500,000); and Ms. Campbell ($1,100,000).

Hilton Worldwide	PROXY STATEMENT	37

COMPENSATION COMMITTEE

INTERLOCKS AND INSIDER PARTICIPATION

During the 2015 fiscal year, the members of the Compensation Committee were Messrs. Huntsman, Schreiber and Stein and Ms. McHale, none of whom was, during the fiscal year, an officer or employee of the Company and none of whom was formerly an officer of the Company. Mr. Stein is an affiliate of Blackstone, and Mr. Schreiber was an affiliate of Blackstone until January 2016. Mr. Stein stepped down from the Compensation Committee on August 6, 2015. During 2015, none of our executive officers served as a director or member of the compensation committee (or other committee serving an equivalent function) of any other entity whose executive officers served on our Compensation Committee or our Board. We are parties to certain transactions with Blackstone described in the “Transactions with Related Persons” section of this Proxy Statement.

38	PROXY STATEMENT	Hilton Worldwide

OWNERSHIP OF SECURITIES

The following table sets forth information regarding the beneficial ownership of shares of our common stock as of March 10, 2016 by (1) each person known to us to beneficially own more than 5% of our outstanding common stock, (2) each of our directors and named executive officers and (3) all of our directors and executive officers as a group. Beneficial ownership is determined in accordance with the rules of the SEC.

Name of beneficial owner	Amount and Nature of Beneficial Ownership	Percent of Common Stock Outstanding
Principal Stockholder
Blackstone (1)	453,428,263	45.8%
T. Rowe Price Associates, Inc. (2)	64,713,738	6.5%
Directors and Named Executive Officers:
Christopher J. Nassetta (3)(4)	8,631,340	*
Jonathan D. Gray (5)	647,776	*
Jon M. Huntsman, Jr.	4,113	*
Judith A. McHale	9,179	*
John G. Schreiber	—	—
Elizabeth A. Smith	9,179	*
Douglas M. Steenland	19,179	*
William J. Stein (5)	73,037	*
Kevin J. Jacobs (4)	713,006	*
Ian R. Carter (4)	1,875,089	*
Mark D. Wang (4)	844,401	*
Kristin A. Campbell (4)	647,750	*
Directors and executive officers as a group (15 persons) (6)	14,776,232	1.5%

*	Represents less than 1%.

(1)	As reported in a Schedule 13G/A filed on February 16, 2016, reflects 383,603,683 shares of common stock directly held by HLT Holdco III LLC, 14,032,755 shares of common stock directly held by HLT Holdco II LLC, 39,738,987 shares of common stock directly held by HLT BREP VI.TE.2 Holdco LLC, 1,397,649 shares of common stock directly held by HLT BREH VI Holdco LLC, 235,542 shares of common stock directly held by HLT BREH Intl II Holdco LLC, 13,700,470 shares of common stock directly held by HLT A23 Holdco LLC and 82,238 shares of common stock directly held by HLT A23 BREH VI Holdco LLC (together, the “Blackstone Funds”). The sole member of HLT Holdco III LLC is HLT Holdco II LLC. The sole member of HLT Holdco II LLC is HLT Holdco LLC.

The sole member of HLT Holdco LLC is BH Hotels Holdco LLC (“BH Hotels”). The managing members of BH Hotels are Blackstone Real Estate Partners VI L.P. and Blackstone Capital Partners V L.P. The general partner of Blackstone Capital Partners V L.P. is Blackstone Management Associates V L.L.C. The sole member of Blackstone Management Associates V L.L.C is BMA V L.L.C. The general partner of Blackstone Real Estate Partners VI L.P. is Blackstone Real Estate Associates VI L.P. The general partner of Blackstone Real Estate Associates VI L.P. is BREA VI L.L.C. The sole member of each of BREA VI L.L.C. and BMA V L.L.C. is Blackstone Holdings III L.P.

The sole member of HLT A23 Holdco LLC is Blackstone A23 Holdings LLC. The managing members of Blackstone A23 Holdings LLC are Blackstone Real Estate Partners VI L.P. and Blackstone Capital Partners V L.P. The sole member of HLT A23 BREH VI Holdco LLC is Blackstone Real Estate Holdings VI L.P.

The sole member of HLT BREH Intl II Holdco LLC is HLT BREH Intl II Holdings Holdco LLC. The controlling member of HLT BREH Intl II Holdings Holdco LLC is Blackstone Real Estate Holdings International II-Q L.P. The general partner of Blackstone Real Estate Holdings International II-Q L.P. is Blackstone Real Estate International II-Q GP L.P. The general partner of Blackstone Real Estate International II-Q GP L.P. is Blackstone Real Estate International II-Q GP L.L.C. The sole member of Blackstone Real Estate International II-Q GP L.L.C. is Blackstone Holdings III L.P.

The sole member of HLT BREP VI.TE.2 Holdco LLC is Blackstone Real Estate Partners VI.TE.2 L.P. The general partner of Blackstone Real Estate Partners VI.TE.2 L.P. is Blackstone Real Estate Associates VI L.P. The general partner of Blackstone Real Estate Associates VI L.P. is BREA VI L.L.C. The sole member of BREA VI L.L.C. is Blackstone Holdings III L.P.

The sole member of HLT BREH VI Holdco LLC is HLT BREH VI Holdings Holdco LLC. The controlling member of HLT BREH VI Holdings Holdco LLC is Blackstone Real Estate Holdings VI L.P. The general partner of Blackstone Real Estate Holdings VI L.P. is BREP VI Side-by-Side GP L.L.C. The sole member of BREP VI Side-by-Side GP L.L.C. is Blackstone Holdings III L.P.

The general partner of Blackstone Holdings III L.P. is Blackstone Holdings III GP L.P. The general partner of Blackstone Holdings III GP L.P. is Blackstone Holdings III GP Management L.L.C. The sole member of Blackstone Holdings III GP Management L.L.C. is The Blackstone Group L.P. The general partner of The Blackstone Group L.P. is Blackstone Group Management L.L.C. Blackstone Group Management L.L.C. is wholly-owned by Blackstone’s senior managing directors and controlled by its founder, Stephen A. Schwarzman. Each of such Blackstone entities (other than each of the Blackstone Funds to the extent they directly hold securities reported herein) and Mr. Schwarzman may be deemed to beneficially own the shares beneficially owned by the Blackstone Funds directly or indirectly controlled by it or him, but each disclaims beneficial ownership of such shares. Also reflects 399,509 shares of common stock directly owned by Mr. Schwarzman and 237,430 shares of common stock held directly by a foundation over which Mr. Schwarzman may be deemed to have investment and voting power. The address of each of Mr. Schwarzman and each of the entities listed in this footnote is c/o The Blackstone Group L.P., 345 Park Avenue, New York, New York 10154.

As of March 10, 2016, Blackstone entities have pledged, hypothecated or granted security interests in substantially all of the shares of our common stock held by them pursuant to a margin loan agreement with customary default provisions. In the event of a default under the margin loan agreement, the secured parties may foreclose upon any and all shares of common stock pledged to them and may seek recourse against the borrower.

(2)	As reported in a Schedule 13G filed on February 12, 2016, T. Rowe Price Associates, Inc. has sole voting power over 21,512,813 shares of our common stock and sole dispositive power over 64,713,738 shares of our common stock. The address of T. Rowe Price Associates, Inc. is 100 E. Pratt Street, Baltimore, Maryland 21202.

(3)	Includes 2,033,800 shares of common stock held by Harwood Road LLC, a limited liability company. A revocable living trust, of which Mr. Nassetta is the trustee and a beneficiary, serves as the managing member of Harwood Road LLC. 99% of the economic interests in the limited liability company are held by a family trust for the benefit of Mr. Nassetta’s children and the remaining 1% is held by the aforementioned living trust.

Hilton Worldwide	PROXY STATEMENT	39

(4)	Includes shares underlying vested options as follows: Mr. Nassetta: 154,544; Mr. Jacobs: 47,633; Mr. Carter: 46,076; Mr. Wang: 46,076; and Ms. Campbell: 38,396. Also includes unvested shares of performance-vesting restricted stock, a portion of which may be forfeited at the end of the performance period based on the achievement of the applicable performance criteria, as follows: Mr. Nassetta: 679,182; Mr. Jacobs: 218,792; Mr. Carter: 197,872; Mr. Wang: 197,872; and Ms. Campbell: 164,894.

(5)	Messrs. Gray and Stein are each employees of Blackstone, but each disclaims beneficial ownership of the shares beneficially owned by Blackstone.

(6)	Includes 401,317 shares underlying vested options held by our executive officers and 1,756,094 unvested shares of performance-vesting restricted stock held by our executive officers, a portion of which may be forfeited at the end of the performance period based on the achievement of the applicable performance criteria.

SECTION 16(a)

BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires executive officers and directors, a company’s chief accounting officer and persons who beneficially own more than 10% of a company’s common stock, to file initial reports of ownership and reports of changes in ownership with the SEC and the NYSE. Executive officers, directors, the chief accounting officer and beneficial owners with more than 10% of our common stock are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of copies of such reports and written representations from our executive officers, directors and Blackstone, we believe that our executive officers, directors and Blackstone complied with all Section 16(a) filing requirements during 2015.

TRANSACTIONS WITH RELATED PERSONS

Our Board of Directors recognizes the fact that transactions with related persons present a heightened risk of conflicts of interests and/or improper valuation (or the perception thereof). Our Board of Directors has adopted a written policy on transactions with related persons that is in conformity with the requirements for issuers having publicly-held common stock listed on the NYSE. Our related person transaction policy requires that a “related person” (as defined as in Item 404(a) of Regulation S-K, which includes security holders who beneficially own more than 5% of our common stock, including Blackstone) must promptly disclose to our General Counsel any “related person transaction” (defined as any transaction that is anticipated would be reportable by us under Item 404(a) of Regulation S-K in which we were or are to be a participant and the amount involved exceeds $120,000 and in which any related person had or will have a direct or indirect material interest) and all material facts with respect thereto. The General Counsel will then promptly communicate that information to our Board or a duly authorized committee of the Board (currently the Audit Committee). No related person transaction will be executed without the approval or ratification of our Board or a duly authorized committee of the Board. It is our policy that directors interested in a related person transaction will recuse themselves from any vote on a related person transaction in which they have an interest.

STOCKHOLDERS’ AGREEMENT

In connection with the IPO, we entered into a stockholders’ agreement with Blackstone. This agreement requires us to nominate a number of individuals designated by Blackstone for election as our directors at any meeting of our stockholders, each a “Blackstone Director,” such that, upon the election of each such individual and each other individual nominated by or at the direction of our Board or a duly-authorized committee of the Board, as a director of our company, the number of Blackstone Directors serving as directors of our company will be equal to: (1) if our pre-IPO owners and their affiliates together continue to beneficially own at least 50% of the shares of our common stock entitled to vote generally in the election of our directors as of the record date for such meeting, the lowest whole number that is greater than 50% of the total number of directors comprising our Board of Directors; (2) if our pre-IPO owners and their affiliates together continue to beneficially own at least 40% (but less than 50%) of the shares of our common stock entitled to vote generally in the election of our directors as of the record date for such meeting, the lowest whole number that is at least 40% of the total number of directors comprising our Board of Directors; (3) if our pre-IPO owners and their affiliates together continue to beneficially own at least 30% (but less than 40%) of the total shares of our common stock entitled to vote generally in the election of our directors as of the record date for such meeting, the lowest whole number that is at least 30% of the total number of directors comprising our Board of Directors; (4) if our pre-IPO owners and their affiliates together continue to beneficially own at least 20% (but less than 30%) of the total shares of our common stock entitled to vote generally in the election of our directors as of the record date for such meeting, the lowest whole number that is at least 20% of the total number of directors comprising our Board of Directors; and (5) if our pre-IPO owners and their affiliates together continue to beneficially own at least 5% (but less than 20%) of the total shares of our common stock entitled to vote generally in the election of our directors as of the record date for such meeting, the lowest whole number that is at least 10% of the total number of directors comprising our Board of Directors. For so long as the stockholders’ agreement remains in effect, Blackstone Directors may be removed only with the consent of Blackstone. In the case of a vacancy on our Board created by the removal or resignation of a Blackstone Director, the stockholders’ agreement requires us to nominate an individual designated by Blackstone for election to fill the vacancy.

The above-described provisions of the stockholders’ agreement will remain in effect until Blackstone is no longer entitled to nominate a Sponsor Director pursuant to the stockholders’ agreement, unless Blackstone requests that they terminate at an earlier date.

40	PROXY STATEMENT	Hilton Worldwide

REGISTRATION RIGHTS AGREEMENT

In connection with the IPO, we entered into a registration rights agreement that provides Blackstone an unlimited number of “demand” registrations and customary “piggyback” registration rights. The registration rights agreement also provides that we will pay certain expenses relating to such registrations and indemnify the registration rights holders against certain liabilities which may arise under the Securities Act.

INDEMNIFICATION AGREEMENTS

We have entered into indemnification agreements with our directors and executive officers. These agreements require us to indemnify these individuals to the fullest extent permitted by Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors or executive officers, we have been informed that in the opinion of the SEC such indemnification is against public policy and is therefore unenforceable.

There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

MANAGEMENT, FRANCHISE AND TIMESHARE PRODUCTS AND SERVICES

Affiliates of Blackstone directly and indirectly own hotels that we currently manage or franchise, or that we may manage or franchise in the future, and receive fees in connection with those management and franchise agreements. We recognized management and franchise fee revenue of $48 million for the year ended December 31, 2015 related to these hotels. We recognized reimbursements and reimbursable costs for these hotels, primarily related to payroll and marketing expenses, of $160 million for the year ended December 31, 2015. As of December 31, 2015, we had accounts receivable due from these hotels related to these management and franchise fees and reimbursements of $21 million.

We also may enter into arrangements with affiliates of Blackstone which may involve, among other things, our sale of certain owned properties to affiliates of Blackstone for their development into timeshare properties and our selling and marketing related timeshare intervals and providing management and other services to operate the homeowners’ associations, rental programs, resort recreational programs and retail outlets at these properties.

PRODUCTS AND SERVICES

From time to time, we have purchased products and services from entities affiliated with or owned by Blackstone. Entities affiliated with Travelport Worldwide Limited (“Travelport”), in which certain affiliates of Blackstone have an interest, provide computerized reservations and ticketing and other services to travel agencies and others in the travel industry. We are party to a hotel reservations sales agreement with Travelport whereby we agree to pay specified fees per hotel booking and to purchase certain advertising services. Our payments for services from Travelport totaled approximately $26 million for the fiscal year ended December 31, 2015. We regularly negotiate arrangements with third-party providers to secure competitive pricing and timely delivery of goods and services. In certain negotiated instances, these arrangements may permit hotels that we own, manage or franchise, as well as hotels controlled by affiliates of Blackstone, to elect whether or not to contract with such third-party providers on the terms we negotiated.

SERVICE CONTRACT GUARANTEES

In 2010, in connection with the settlement of a lawsuit, we entered into a guarantee that requires us to pay any shortfalls under certain service contracts that affiliates of Blackstone entered into with the plaintiff. The initial maximum exposure under the guarantee was $75 million, which has subsequently been reduced to approximately $22 million as of December 31, 2015 as a result of the plaintiff’s receipt of payments from the counterparties of such service contracts.

REAL ESTATE ACQUISITIONS

In February 2015, the Company acquired the following properties:

•	the resort complex consisting of the Waldorf Astoria Orlando and the Hilton Bonnet Creek in Orlando, Florida;

•	the Casa Marina Resort in Key West, Florida;

•	the Reach Resort in Key West, Florida; and

•	the Parc 55 hotel in San Francisco, California,

for a total of approximately $1.76 billion, including $450 million of assumed debt (collectively, the “Hilton Acquisitions”) from certain sellers, including affiliates of Blackstone. The parties to the documents governing the Hilton Acquisitions made customary representations and warranties in the purchase and sale agreements and, subject to specified limitations, agreed to indemnify each other against certain claims and losses. The Company used proceeds from the sale of the Waldorf Astoria New York to fund the Hilton Acquisitions as part of a tax deferred exchange of real property under Internal Revenue Code Section 1031.

Hilton Worldwide	PROXY STATEMENT	41

OTHER RELATIONSHIPS

In April 2015, Blackstone sold the Waldorf Astoria Boulders to a third party, which resulted in the termination of our existing management agreement for the property. The buyer subsequently entered into a Curio franchise agreement for the property with one of our subsidiaries.

In April 2015, Blackstone sold five regional UK hotels included in the City Inn (Mint) portfolio to a third party, which resulted in the termination of our existing management agreements for the properties. The buyer subsequently entered into franchise agreements for the properties with one of our subsidiaries, retaining the current branding.

In December 2015, we entered into a franchise agreement for a proposed Canopy by Hilton hotel with PN Hoffman. Our President and Chief Executive Officer’s brother is the chief operating officer and a principal of PN Hoffman. Under the terms of the franchise agreement, we expect to collect fees that are typical in our franchise agreements for the Canopy by Hilton brand. We incurred acquisition costs of approximately $2 million in connection with this transaction, payable upon opening of the hotel. Our President and Chief Executive Officer was not involved in any decision making with respect to this transaction.

In July 2015, Blackstone sold the Hilton El San Juan to a third party, which resulted in the termination of our existing management agreement for the property. The buyer subsequently entered into a Curio franchise agreement for the property with one of our subsidiaries.

T. Rowe Price Associates, Inc. is a beneficial holder of more than 5% of our outstanding common stock according to a Schedule 13G that it filed with the SEC on February 12, 2016. T. Rowe Price Retirement Plan Services, Inc. provides recordkeeping and management services for three of the Company’s retirement savings plans and received in 2015, in the aggregate, approximately $6.4 million for investment management services and approximately $1.0 million for recordkeeping services in connection with the three plans. Mr. Schreiber, a director trustee of a number of mutual funds managed by T. Rowe Price Associates and a member of our Board, has no financial interest in the foregoing described services provided by T. Rowe Price Retirement Plan Services, Inc.

42	PROXY STATEMENT	Hilton Worldwide

QUESTIONS AND ANSWERS

Why am I being provided with these materials?

We have made our proxy materials available to you on the Internet or, upon your request, delivered printed versions of these proxy materials to you by mail in connection with the solicitation by the Board of Directors of Hilton Worldwide Holdings Inc. of proxies to be voted at our Annual Meeting, and at any postponements or adjournments of the Annual Meeting. Directors, officers and other Company employees also may solicit proxies by telephone or otherwise. Brokers and other nominees will be requested to solicit proxies or authorizations from beneficial owners and will be reimbursed for their reasonable expenses. You are invited to attend the Annual Meeting and vote your shares in person.

What am I voting on?

There are three proposals scheduled to be voted on at the Annual Meeting:

•	Proposal No. 1: Election of the director nominees listed in this Proxy Statement.

•	Proposal No. 2: Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2016.

•	Proposal No. 3: Approval, in a non-binding advisory vote, of the compensation paid to the named executive officers.

Who is entitled to vote?

Stockholders as of the close of business on March 10, 2016 (the “Record Date”) may vote at the Annual Meeting. As of that date, there were 989,757,809 shares of common stock outstanding. You have one vote for each share of common stock held by you as of the Record Date, including shares:

•	Held directly in your name as “stockholder of record” (also referred to as “registered stockholder”); and

•	Held for you in an account with a broker, bank or other nominee (shares held in “street name”) — Street name holders generally cannot vote their shares directly and instead must instruct the brokerage firm, bank or nominee how to vote their shares.

What constitutes a quorum?

The holders of record of a majority of the voting power of the issued and outstanding shares of capital stock entitled to vote at the Annual Meeting must be present in person or represented by proxy to constitute a quorum for the Annual Meeting. Abstentions are counted as present and entitled to vote for purposes of determining a quorum. Shares represented by “broker non-votes” also are counted as present and entitled to vote for purposes of determining a quorum. However, as described below under “How are votes counted?” if you hold your shares in street name and do not provide voting instructions to your broker, your shares will not be voted on any proposal on which your broker does not have discretionary authority to vote (a “broker non-vote”).

What is a “broker non-vote”?

A broker non-vote occurs when shares held by a broker are not voted with respect to a proposal because (1) the broker has not received voting instructions from the stockholder who beneficially owns the shares and (2) the broker lacks the authority to vote the shares at their discretion. Under current NYSE interpretations that govern broker non-votes, Proposal Nos. 1 and 3 are considered non-discretionary matters, and a broker will lack the authority to vote uninstructed shares at their discretion on such proposals. Proposal No. 2 is considered a discretionary matter, and a broker will be permitted to exercise its discretion to vote uninstructed shares on the proposal.

How many votes are required to approve each proposal?

With respect to the election of the director nominees (Proposal No. 1), all elections of directors will be determined by a plurality of the votes cast. A plurality vote requirement means that the director nominees with the greatest number of votes cast, even if less than a majority, will be elected. There is no cumulative voting.

Notwithstanding the foregoing, our Corporate Governance Guidelines set forth our procedures if a director nominee, other than a person nominated or designated pursuant to the stockholders’ agreement between the Company and Blackstone (as defined below), is nominated in an uncontested election but receives a majority of “withheld” votes. In an uncontested election, any nominee for director who receives a greater number of votes “withheld” from his or her election than votes “for” such election is required to tender his or her resignation following certification of the stockholder vote. The Nominating and Corporate Governance Committee is required to consider all relevant factors and make recommendations to the Board with respect to any such letter of resignation. The Board is required to take action with respect to this recommendation within 90 days after the certification of the election results.

For any other proposal being considered at the Annual Meeting, approval of the proposal requires a majority of the votes cast. While the vote on executive compensation (Proposal No. 3) is advisory in nature and non-binding, the Board will review the voting results and expects to take them into consideration when making future decisions regarding executive compensation.

Hilton Worldwide	PROXY STATEMENT	43

As of March 10, 2016, affiliates of Blackstone beneficially owned and had the right to vote 453,428,263 of the outstanding shares of our common stock (representing approximately 45.8% of the voting power) and have advised us that they intend to vote all such shares in favor of the director nominees listed herein, for the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2016 and for the approval of the compensation paid to the named executive officers.

How are votes counted?

With respect to the election of directors (Proposal No. 1), you may vote “FOR” or “WITHHOLD” with respect to each nominee. Votes that are withheld will be excluded entirely from the vote with respect to the nominee from which they are withheld and will have the same effect as an abstention. Votes that are withheld will not have any effect on the outcome of the election of directors. Broker non-votes will have no effect on the outcome of Proposal No. 1.

You may vote “FOR,” “AGAINST” or “ABSTAIN” with respect to the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2016 (Proposal No. 2) and the advisory vote on the compensation paid to our named executive officers (Proposal No. 3). For each of Proposal Nos. 2 and 3, abstentions are not considered votes cast and will not affect the outcome of these proposals. For Proposal No. 3, broker non-votes are not considered votes cast and will have no effect on the outcome of this proposal.

If you just sign and submit your proxy card without voting instructions, your shares will be voted “FOR” each director nominee listed herein and on the other proposals as recommended by the Board and in accordance with the discretion of the holders of the proxy with respect to any other matters that may be voted upon.

Who will count the vote?

Representatives of Broadridge Financial Solutions, Inc. will tabulate the votes and act as inspectors of election.

How does the Board recommend that I vote?

Our Board recommends that you vote your shares:

•	“FOR” each of the nominees to the Board set forth in this Proxy Statement.

•	“FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2016.

•	“FOR” the approval, on a non-binding, advisory basis, of the compensation paid to our named executive officers.

How do I vote my shares without attending the Annual Meeting?

If you are a stockholder of record, you may vote by granting a proxy. Specifically, you may vote:

•	By Internet — If you have Internet access, you may submit your proxy by going to www.proxyvote.com and by following the instructions on how to complete an electronic proxy card. You will need the 12-digit number included on your Notice of Internet Availability or your proxy card in order to vote by Internet.

•	By Telephone — If you have access to a touch-tone telephone, you may submit your proxy by dialing 1-800-690-6903 and by following the recorded instructions. You will need the 12-digit number included on your Notice of Internet Availability or your proxy card in order to vote by telephone.

•	By Mail — You may vote by mail by requesting a proxy card from us, indicating your vote by completing, signing and dating the card where indicated and by mailing or otherwise returning the card in the envelope that will be provided to you. You should sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity (for example, as guardian, executor, trustee, custodian, attorney or officer of a corporation), indicate your name and title or capacity.

If you hold your shares in street name, you may submit voting instructions to your broker, bank or other nominee. In most instances, you will be able to do this over the Internet, by telephone or by mail. Please refer to information from your bank, broker or other nominee on how to submit voting instructions.

Internet and telephone voting facilities will close at 11:59 p.m., Eastern time, on May 4, 2016, for the voting of shares held by stockholders of record or held in street name.

Mailed proxy cards with respect to shares held of record must be received no later than May 4, 2016.

How do I vote my shares in person at the Annual Meeting?

First, you must satisfy the requirements for admission to the Annual Meeting (see below). Then, if you are a stockholder of record and prefer to vote your shares at the Annual Meeting, you must bring proof of identification along with your Notice of Internet Availability or proof of ownership as of the Record Date. You may vote shares held in street name at the Annual Meeting only if you obtain a signed proxy from the record holder (broker, bank or other nominee) giving you the right to vote the shares.

44	PROXY STATEMENT	Hilton Worldwide

Even if you plan to attend the Annual Meeting, we encourage you to vote in advance by Internet, telephone or mail so that your vote will be counted even if you later decide not to attend the Annual Meeting.

When and where will the meeting be held?

Our Annual Meeting will be held on Thursday, May 5, 2016, at 9:30 a.m., Eastern time, at the Hilton McLean Tysons Corner, 7920 Jones Branch Drive, McLean, Virginia 22102. To obtain directions to the meeting, please contact Investor Relations at 703-883-5476 or ir@hilton.com.

What does it mean if I receive more than one Notice of Internet Availability on or about the same time?

It generally means you hold shares registered in more than one account. To ensure that all your shares are voted, please sign and return each proxy card or, if you vote by Internet or telephone, vote once for each Notice of Internet Availability you receive.

May I change my vote or revoke my proxy?

Yes. Whether you have voted by Internet, telephone or mail, if you are a stockholder of record, you may change your vote and revoke your proxy by:

•	sending a written statement to that effect to our Secretary, provided such statement is received no later than May 4, 2016;

•	voting again by Internet or telephone at a later time before the closing of those voting facilities at 11:59 p.m., Eastern time, on May 4, 2016;

•	submitting a properly signed proxy card with a later date that is received no later than May 4, 2016; or

•	attending the Annual Meeting, revoking your proxy and voting in person.

If you hold shares in street name, you may submit new voting instructions by contacting your bank, broker or other nominee. You may also change your vote or revoke your proxy in person at the Annual Meeting if you obtain a signed proxy from the record holder (broker, bank or other nominee) giving you the right to vote the shares.

Do I need a ticket to be admitted to the Annual Meeting?

You will need your proof of identification along with either your Notice of Internet Availability or proof of stock ownership to enter the Annual Meeting. If your shares are held beneficially in the name of a bank, broker or other holder of record and you wish to be admitted to attend the Annual Meeting, you must present proof of your ownership of Hilton Worldwide Holdings Inc. stock, such as a bank or brokerage account statement.

Do I also need to present identification to be admitted to the Annual Meeting?

Yes, all stockholders must present a form of personal identification in order to be admitted to the Annual Meeting.

No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the Annual Meeting.

Could other matters be decided at the Annual Meeting?

At the date this Proxy Statement went to print, we did not know of any matters to be raised at the Annual Meeting other than those referred to in this Proxy Statement.

If other matters are properly presented at the Annual Meeting for consideration and you are a stockholder of record and have submitted a proxy card, the persons named in your proxy card will have the discretion to vote on those matters for you.

Who will pay for the cost of this proxy solicitation?

We will pay the cost of soliciting proxies. Proxies may be solicited on our behalf by directors, officers or employees (for no additional compensation) in person or by telephone, electronic transmission and facsimile transmission. Brokers and other nominees will be requested to solicit proxies or authorizations from beneficial owners and will be reimbursed for their reasonable expenses.

STOCKHOLDER PROPOSALS

FOR THE 2017 ANNUAL MEETING

If any stockholder wishes to propose a matter for consideration at our 2017 Annual Meeting of Stockholders, the proposal should be mailed by certified mail return receipt requested, to our Office of the Corporate Secretary, Hilton Worldwide Holdings Inc., 7930 Jones Branch Drive, Suite 1100, McLean, Virginia 22102. To be eligible under the SEC’s stockholder proposal rule (Rule 14a-8(e) of the Exchange Act) for inclusion in our 2017 Annual Meeting Proxy Statement and form of proxy, a proposal must be received by our Secretary on or before November 24, 2016. Failure to deliver a proposal in accordance with this procedure may result in it not being deemed timely received.

Hilton Worldwide	PROXY STATEMENT	45

In addition, our by-laws permit stockholders to nominate directors and present other business for consideration at our Annual Meeting of Stockholders. To make a director nomination or present other business for consideration at the Annual Meeting of Stockholders to be held in 2017, you must submit a timely notice in accordance with the procedures described in our by-laws. To be timely, a stockholder’s notice must be delivered to the Secretary at the principal executive offices of our Company not less than 90 days or more than 120 days prior to the first anniversary of the preceding year’s annual meeting. Therefore, to be presented at our Annual Meeting to be held in 2017, such a proposal must be received on or after January 5, 2017, but not later than February 4, 2017. In the event that the date of the Annual Meeting of Stockholders to be held in 2017 is advanced by more than 20 days, or delayed by more than 70 days, from the anniversary date of this year’s Annual Meeting of Stockholders, such notice by the stockholder must be so received no earlier than 120 days prior to the Annual Meeting of Stockholders to be held in 2017 and not later than the 90th day prior to such Annual Meeting of Stockholders to be held in 2017 or 10 calendar days following the day on which public announcement of the date of such Annual Meeting is first made. Any such proposal will be considered timely only if it is otherwise in compliance with the requirements set forth in our by-laws. The proxy solicited by the Board for the 2017 Annual Meeting of Stockholders will confer discretionary authority to vote as the proxy holders deem advisable on such stockholder proposals which are considered untimely.

46	PROXY STATEMENT	Hilton Worldwide

HOUSEHOLDING OF PROXY MATERIALS

SEC rules permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and notices with respect to two or more stockholders sharing the same address by delivering a single proxy statement or a single notice addressed to those stockholders. This process, which is commonly referred to as “householding,” provides cost savings for companies and helps the environment by conserving natural resources. Some brokers household proxy materials, delivering a single proxy statement or notice to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement or notice, or if your household is receiving multiple copies of these documents and you wish to request that future deliveries be limited to a single copy, please notify your broker. You can also request prompt delivery of a copy of this Proxy Statement and the Annual Report by contacting the Office of the Corporate Secretary, Hilton Worldwide Holdings Inc., 7930 Jones Branch Drive, Suite 1100, McLean, Virginia 22102.

OTHER BUSINESS

The Board does not know of any other matters to be brought before the meeting. If other matters are presented, the proxy holders have discretionary authority to vote all proxies in accordance with their best judgment.

By Order of the Board of Directors,

Kristin A. Campbell

Executive Vice President, General Counsel and Secretary

We make available, free of charge on our website, all of our filings that are made electronically with the SEC, including Forms 10-K, 10-Q and 8-K. To access these filings, go to our website (www.hiltonworldwide.com) and click on “Financial Reporting” under the “Investors” heading. Copies of our Annual Report on Form 10-K for the year ended December 31, 2015, including financial statements and schedules thereto, filed with the SEC, are also available without charge to stockholders upon written request addressed to:

Office of the Corporate Secretary

Hilton Worldwide Holdings Inc.

7930 Jones Branch Drive

Suite 1100

McLean, Virginia 22102

Hilton Worldwide	PROXY STATEMENT	47

7930 Jones Branch Drive

McLean, Virginia 22102

www.hiltonworldwide.com

HILTON WORLDWIDE HOLDINGS INC.

7930 JONES BRANCH DRIVE

SUITE 1100

MCLEAN, VA 22102

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E03156-P73264                          KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

HILTON WORLDWIDE HOLDINGS INC.	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
1. Election of Directors	☐	☐	☐

Nominees:
01)	Christopher J. Nassetta	05)	John G. Schreiber
02)	Jonathan D. Gray	06)	Elizabeth A. Smith
03)	Jon M. Huntsman, Jr.	07)	Douglas M. Steenland
04)	Judith A. McHale	08)	William J. Stein

The Board of Directors recommends you vote FOR the following proposals:		For	Against	Abstain
2.	Ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2016.	☐	☐	☐
3.	To approve, by non-binding vote, compensation paid to the Company’s named executive officers.	☐	☐	☐
NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

	Yes	No
Please indicate if you plan to attend this meeting.	☐	☐

Please sign exactly as your name(s) appear(s). When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

E03157-P73264

HILTON WORLDWIDE HOLDINGS INC.

Annual Meeting of Stockholders

May 5, 2016 9:30 A.M. Eastern Time

This proxy is solicited by the Board of Directors

The undersigned hereby appoints Christopher J. Nassetta, Kevin J. Jacobs and Kristin A. Campbell, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Hilton Worldwide Holdings Inc. Common Stock which the undersigned is entitled to vote and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of the Company to be held May 5, 2016 or any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the meeting.

THIS PROXY CARD, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS MADE BUT THE CARD IS SIGNED, THIS PROXY CARD WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES UNDER PROPOSAL 1, FOR PROPOSAL 2, FOR PROPOSAL 3 AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

Continued and to be signed on reverse side